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                                                                       Exhibit 1

                        STOCK SALE AND PURCHASE AGREEMENT

                                      AMONG

                            THE SELLING SHAREHOLDERS
                                       OF
                           SEL-DRUM INTERNATIONAL INC.

                                       AND

                             DENSIGRAPHIX KOPI INC.
                                       AND
                              C. COTRAN HOLDING INC

                                  JULY 30, 1999




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                            STOCK PURCHASE AGREEMENT

THIS STOCK SALE AND PURCHASE AGREEMENT (the "Agreement") dated as of July 30,
1999

WITH RESPECT TO THE SHARES OF COMMON STOCK, is among C. Cotran
Holding inc., a company incorporated under the laws of Canada (the "Purchaser"), Robert E. Asseltine, 547118 Ontario Limited represented hereto by Brian F. Turnbull and the other selling shareholders of Sel-Drum International inc. (a list of whom is attached hereto as Schedule 1 and whom, collectively with the Principal Shareholders, are referred to in this Agreement as the "Selling Shareholders", and individually as a "Shareholder"); and

WITH RESPECT TO THE CLASS C SHARES AND CLASS D SHARES OF PREFERRED STOCK OF SEL-DRUM IMAGING CORPORATION is among Densigraphix Kopi inc., a company incorporated under the laws of Canada (the "Purchaser"), Robert E. Asseltine, Geraldine Asseltine and 547118 Ontario Limited represented hereto by Brian F. Turnbull.

For the purposes of this Agreement, Robert E. Asseltine, 547118 Ontario Limited represented hereto by Brian F. Turnbull and Brian F. Turnbull personally will be referred to as the "Principal Shareholders".

Messrs. Brian F. Turnbull and Robert E. Asseltine are also executing this Agreement to acknowledge their acceptance of their appointment by one or several Selling Shareholders as their Attorney for the purposes hereof and Messrs. Ross & McBride to acknowledge their acceptance of their appointment by the Selling Shareholders as their Trustee for the purposes of receiving and allocating among the Selling Shareholders the aggregate purchase price.

 The Purchaser and the Selling Shareholders shall be collectively referred to in this Agreement as the "Parties", and individually as a "Party".

                                   WITNESSETH:

WHEREAS, the Selling Shareholders are the owners of seven million one hundred and seventy-three thousand six hundred and eighty shares (7,173,680) shares representing 97 % of the issued and outstanding common stock of Sel-Drum International inc. (the "Company"), in the amounts set forth next to each Shareholder's name in Schedule 1 of this Agreement (the "Shares").

WHEREAS Robert E. Asseltine, a Shareholder, is the owner of 1,324 Class C shares of Preferred stock representing 83 % of the issued and outstanding Class C shares of Sel-Drum Imaging Corporation and Geraldine Asseltine, a Shareholder, is the owner of 264 Class C shares of Preferred stock representing 17% of the issued and outstanding Class C shares of Sel-Drum Imaging Corporation (the "Class C Shares").

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WHEREAS 547118 Ontario Limited, a Shareholder, is the owner of 4,599 Class D shares of Preferred stock representing 100 % of the issued and outstanding Class D shares of Sel- Drum Imaging Corporation (the "Class D Shares").

WHEREAS, C. Cotran Holding inc. desires to acquire the Shares and Densigraphix Kopi inc . desires to acquire the Class C Shares and the Class D Shares and the Selling Shareholders and each Shareholder have agreed to sell the Shares, the Class C Shares and the Class D Shares to the Purchaser on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, and intending to be legally bound, the Parties to this Agreement agree as follows:

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                                    ARTICLE I

                               PURCHASE AND SALE
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1. PURCHASE, SALE AND DELIVERY OF SHARES. Upon the terms and conditions set forth in this Agreement, as at the date of signature of this Agreement, each of the Shareholders agrees to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser agrees to purchase and accept from each of the Shareholders, the Shares set forth next to each Shareholder's name in
   Schedule 1 to this Agreement, the Class C Shares and the Class D Shares.

1.1 PURCHASE PRICE.

   1.1.1 AGGREGATE PURCHASE PRICE. Subject to Post-Closing Adjustments pursuant to Section 1.1.2, the aggregate purchase price for the Shares, the Class C Shares and the Class D Shares shall be US$5, 702,472 (the "Purchase Price").



   1.1.2 POST-CLOSING ADJUSTMENTS. As the case may be, the Principal Shareholders shall pay to the Purchaser as provided for hereunder :


         a) NET EQUITY. An amount equal to the difference between the Net Equity as shown in the Audited Financial Statements of the Company as at July 31, 1999 and $US5,200,000 should the Net Equity as shown in the Audited Financial Statements as at July 31, 1999 be less than US$5,200,000.

         b) PRE-TAX EARNINGS. An amount equal to the difference between Pre-Tax Earnings as shown in the Audited Financial Statements of the Company as at July 31, 1999 and US$100,000 should the Pre-Tax Earnings as shown in the Audited Financial Statements as at July 31, 1999 be less than US$100,000.

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            For the purposes of this Agreement, the term "Pre-Tax Earnings "
            shall mean the Pre-Tax Earnings of the Company and its Subsidiaries on a consolidated basis, as determined using generally accepted accounting principles applied consistently with past practices after accounting for :

            - the write-off as at July 31, 1999, of obsolete inventories at the
              Kelowna plant amounting to a total of US$90,000 a list of which is attached hereto as Schedule 1.1.2;

            - the write-off as at July 31, 1999, of obsolete equipment located at the Kelowna plant, a list of which is attached hereto as
              Schedule 1.1.2, carrying a Net Book Value up to US$219,000;

            - a General Provision for Bad Debts of a minimum of US$100,000 as at
              July 31, 1999 covering Canadian and US accounts receivable relating to sales made prior to July 30, 1999 and to cover the Canadian and the U.S. receivables.

              For the purposes of this agreement, the term " General Provision " shall mean a sum totalling a minimum of US$100,000 after deduction, in a manner consistent with past practices, of the Bad Debts as at July 31, 1999 with respect to Accounts Receivable recorded before July 31, 1999 and relating to sales made prior to July 30, 1999 but including a specific provision on doubtful accounts determined in a manner consistent with past practices.

              Notwithstanding anything to the contrary contained herein, any additional discretionary write-offs of equipment by the Purchaser shall not be utilised as part of the Pre-Tax Earnings calculation described above.

1.2 CONSIDERATION TO BE PAID ON THE CLOSING DATE. The Closing Consideration will be allocated among the Shareholders in accordance with Schedule 1. The Selling Shareholders acknowledge the appointment of Messrs Ross & McBride as their trustee and representative (the "Trustee") entitled to accept on their behalf, and to sign receipts for the Closing Consideration to be delivered to the Shareholders. The consideration payable to the Trustee at Closing ("Closing Consideration") shall be five million seven hundred and two thousand four hundred and seventy-two dollars of the United States of America (US$5,702,472).

    The Selling Shareholders hereby agree, jointly and severally, to indemnify and hold harmless the Purchaser from and against any Damages (as hereinafter defined) arising from or related to the payment procedures set forth in this section 1 .2, other than Damages for failure by the Purchaser to pay the Closing Consideration.

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    By means of a Power of Attorney or a corporate resolution as the case may be, signed by all and each of the Selling Shareholders with the exception of the Principal Shareholders, such Power of Attorney or resolution being attached hereto as Schedule 1.2, the Trustee and the Attorneys are authorised by the Selling Shareholders to take on their behalves any and all actions and give and receive any and all notices, consents, waivers or instructions contemplated by this Agreement.

    Each of the Shareholders agrees that delivery of the required payments by the Purchaser to the Trustee pursuant to this article 1.2 shall constitute the complete consideration for the Shares, the Class C Shares and the Class D Shares and shall be in full satisfaction of all such Shareholder's right in or to any of the Shares.

1.3 POST-CLOSING ADJUSTMENTS .

    1. PAYMENT OBLIGATION OF THE PRINCIPAL SHAREHOLDERS WITH RESPECT TO POST-CLOSING ADJUSTMENTS AS AT JULY 31, 1999. As the case may be, the Principal Shareholders shall pay to the Purchaser on November 30, 1999 at the latest, the Post-Closing Adjustments as determined pursuant to section a) and b) above.

    2. PAYMENT OBLIGATION OF THE PRINCIPAL SHAREHOLDERS WITH RESPECT TO POST-CLOSING ADJUSTMENTS AS AT JULY 31, 2000. Should the General Provision be less than the total Bad Debts as per the Audited Financial Statements as at July 31, 2000, the Principal Shareholders shall pay to the Purchaser on November 30, 2000 at the latest, the difference between the General Provision in an amount of US$100,000 provided for hereunder, and the total Bad Debts (relating only to sales made prior to July 30, 1999) for the financial years ending July 31, 1999 and July 31, 2000 as will be reasonably assessed based on an historical analysis of the accounts and following normal accounting practices and after commercially reasonable measures in the normal course of business have been taken by the Purchaser, to recover all amounts, owed to the Company.

    3. PAYMENT OBLIGATION OF THE PURCHASER WITH RESPECT TO POST-CLOSING ADJUSTMENTS AS AT JULY 31, 2000. Should the General Provision be higher than the total Bad Debts as per the Audited Financial Statements as at July 31, 2000, the Purchaser shall pay to the Principal Shareholders on November 30, 2000 at the latest, the difference between the General Provision in an amount of US$100,000 provided for hereunder, and the total Bad Debts (relating to sales made prior to July 30, 1999) for the financial years ending July 31, 1999 and July 31, 2000 as will be reasonably assessed based on an historical analysis of the accounts and following normal accounting practices and after commercially reasonable measures in the normal course of business have been taken by the Purchaser, to recover all amounts owed to the Company.

 1.3.4 PROCEDURE

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            - As soon as practicable, and no later than October 31, 1999, the
              Purchaser shall have prepared and delivered to the Principal Shareholders a statement (the "Purchaser Closing Statement as at July 31, 1999") setting forth in reasonable details (a) the Net Equity as shown in the Audited Financial Statements dated July 31, 1999; (b) Pre-Tax Earnings (as defined above) as shown in the Audited Financial Statements dated July 31, 1999; (c) the amounts, if any, of the Post-Closing Adjustments as at July 31, 1999, and the calculations used to arrive to such amount; and (d) the amounts, if any, to be paid by the Principal Shareholders to the Purchaser.

            - As soon as practicable, and no later than October 31, 2000, the
              Purchaser shall have prepared and delivered to Principal Shareholders a statement (the "Purchaser Closing Statement as at July 31, 2000") setting forth in reasonable details (a) the total actual provisions to be applied against the Accounts Receivables for the financial years ending July 31, 1999 and July 31, 2000 assessed as stated above; (b) the amount of the Post-Closing Adjustment as at July 31, 2000, and the calculations used to arrive to such amount; (c) and the amount, if any, owing by the Principal Shareholders to the Purchaser or as the case may be, by the Purchaser to the Principal Shareholders.

            - The Principal Shareholders and their representatives shall be entitled to inspect all work papers, schedules and other supporting materials including audit files relating to such Purchaser Closing Statements.

            - The Purchaser Closing Statements shall be final and binding on the
              Principal Shareholders and the Purchaser unless the Principal Shareholders deliver written notice of disagreement to the Purchaser with respect to any matter contained therein (the "Notice of Disagreement") within twenty (20) days after the receipt thereof. A Notice of Disagreement shall specify in reasonable details the nature of any disagreement so asserted. For a period of twenty (20) days after the delivery of the Notice of Disagreement, the Principal Shareholders and the Purchaser shall attempt to resolve all of their differences with respect to each matter specified in the Notice of Disagreement, in which case any such resolution shall be final and binding on the Parties. If, at the end of such thirty (30) day period the matters have not been resolved (the "Disputed Matters"), such Disputed Matters shall be submitted to and reviewed by a nationally recognised, independent public accounting firm (other than the Company's Auditors) acceptable to the Principal Shareholders and to the Purchaser (the "Arbitrator"). The Arbitrator shall consider only the Disputed Matters and shall act promptly to resolve in writing all Disputed Matters and shall direct the preparation of a Purchaser Closing Statement reflecting such resolution of the Disputed Matters. The decisions of the Arbitrator with respect to any Disputed

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              Matters shall be final and binding on each of the Principal
              Shareholders and the Purchaser.

    1.3.5 PAYMENT. Within ten (10) days after the date on which the Purchaser Closing Statement has been delivered, the Principal Shareholders shall pay to the Purchaser or as the case may be, the Purchaser shall pay to the Principal Shareholders, the amount specified in the Purchaser Closing Statement.

          Should there be a review of the Purchaser Closing Statement or should a Notice of Disagreement be issued, within ten (10) days after the date on which the Purchaser Closing Statement becomes final in accordance with Section 1.3.4, the Principal Shareholders shall pay to the Purchaser, as the case may be, the amount specified in the Purchaser Closing Statement, as finalised, together with simple interest thereon from the date of the first issuance of the Purchaser Closing Statement until the time of payment at an annual rate (calculated on the basis of a 365 day year) equal to the prime rate of interest as announced by the National Bank of Canada on the date of the first issuance of the Purchaser Closing Statement.

    1.3.6 COSTS. The Principal Shareholders jointly and severally on the one hand and the Purchaser on the other, shall each be responsible for and pay their own costs and expenses in reviewing the Purchaser Closing Statement and in the resolution of any Disputed Matters. With respect to any Disputed Matter that is submitted to an Arbitrator, the Party or Parties against whom the Arbitrator rules with respect to a particular Disputed Matter shall be responsible for and shall pay the expenses of the Arbitrator with respect to such Disputed Matter. If the Arbitrator does not affirm the position taken by any of the Parties, then such expenses shall be shared by the Parties in inverse proportion to the extent to which the Arbitrator supported each Party's position with respect to such Disputed Matter.

    1.3.7 EFFECT OF PAYMENT. The Trustee shall issue to the Purchaser on behalf of each one of the Selling Shareholders a complete and final receipt that delivery of the required payment constitutes complete consideration for the Shares, Class C Shares and Class D Shares as the case may be, and shall be in full satisfaction of all of such Selling Shareholder's rights (including, without limitation any associated pre-emptive rights) in or to any of the Shares, Class C Shares or Class D Shares.

    1.3.8 FURTHER CONSIDERATION. The Parties further agree that the following amounts will be assumed by the Company as at July 31, 1999 :

          - The amounts required to retain the services of Mr. Brian F. Turnbull as a consultant until September 30, 1999 on the same financial terms and conditions as presently in effect; and

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          - The amounts required to contine Mr. Brian F. Turnbull's existing benefits until December 31, 1999.

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                                   ARTICLE II
                                     CLOSING

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Subject to the satisfaction of the conditions to closing set forth in Article
IV, the closing (the "Closing") of the sale and purchase of the Shares, Class C Shares and Class D Shares contemplated by this Agreement shall be held at the offices of Harter, Secrest & Emery LLP, 700 Midtown Tower, Rochester, New York, 14604, on July 30, 1999, or such other place, date and time as may be mutually agreed upon by the Parties to this Agreement. The date and time of the Closing shall be referred to in this Agreement as the "Closing Date".

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                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

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Except if otherwise specified, all of the representations and warranties set forth in this Article III are made solely by the Principal Shareholders jointly and severally and are subject to the following limitations :

- A breach shall only be considered if material

- A breach shall be considered as material only if the Purchaser suffers Damages

- In such circumstances, the Purchaser will not be able to cumulate recourses ie. to claim under this Article III and recover post-closing adjustments related to the same amounts being claimed.

3.1 ORGANISATION, GENERAL AUTHORITY AND QUALIFICATION.

    3.1.1. SHAREHOLDERS. Each of the Selling Shareholders that is a corporation, limited liability company, partnership, limited partner or other legal entity represents and warrants to the Purchaser that it is duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation or incorporation, with full power and authority to own the assets owned by it and to lease the assets leased by it, and to carry on the business in which it is now engaged.

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    3.1.2. THE COMPANY. The Company is a corporation duly organised, validly existing and in good standing under the laws of the United States, with all necessary corporate power, authority and capacity to own the assets owned by it and to lease the assets leased by it, and to carry on the business in which it is now engaged as presently conducted. Set forth in Schedule 3.1.2 (ORGANISATION OF COMPANY) is a list of each jurisdiction in which the Company is duly licensed or qualified to do business as an extra-provincial or foreign corporation. Except as disclosed in Schedule 3.1.2, the Company is duly qualified or licensed and authorised to do business in all provinces of Canada and in all states in the United States in which any of its assets or properties may be situated of where its business is conducted, and neither the nature of its business nor the character of the property owned or lease by the Company requires it to be registered, licensed or otherwise qualified as foreign corporation in any jurisdiction in which it is not so registered, licensed or qualified.

    3.1.3. SUBSIDIARIES. Except as disclosed on Schedule 3.1.3 (ORGANISATION OF SUBSIDIARIES) (the entities listed thereon being referred to in this Agreement as the "Subsidiaries"), the Company does not own or hold, of record or beneficially, directly or indirectly, any outstanding capital stock, voting interests or ownership interests in any corporation, partnership, limited liability company, joint venture or other entity. Each of the Subsidiaries is a corporation duly organised, validly existing and in good standing under the laws of Canada or the United States as the case may be, and has all necessary corporate power, authority and capacity to own the assets owned by it and to lease the assets leased by it, and to carry on the business in which it is now engaged as presently conducted. Set forth in Schedule
           3.1.3 is a list of each jurisdiction in which each of the Subsidiaries is duly licensed or qualified to do business as a foreign corporation. Except as disclosed on Schedule 3.1.3 each of the Subsidiaries is duly qualified or licensed as en extra provincial or foreign corporation and authorised to do business in all provinces of Canada and in all States in the United States in which any of its assets or properties may be situated of where its business is conducted. Neither the nature of its business nor the location or character of the property owned or leased by any Subsidiaries requires such Subsidiary to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction in which it is not so registered, licensed or qualified.

3.2 CAPITALISATION.

    3.2.1 CAPITALISATION OF THE COMPANY: The capitalisation of the Company is as set forth in schedule 3.2.1. Except with respect to the 40,000 stock options held by R. Orr (which have been amended to reflect an immediate vesting and 10- year exercise provision), options grants pursuant to the 1995 Employee and Non Employee, Director Stock Option Plan (the "Stock Option Plan") and 250,000 stock options held by R. Sparks pursuant to his Employment Agreement, no shares of the capital stock of the Company are reserved for issuance for any purpose and no shares of Common Stock or Preferred Stock

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           are held in the treasury of the Company. Other than the Shares and
           Options set forth in Schedule 3.2.1 (CAPITALISATION OF COMPANY), the company has no shares, options, securities, warrants or other equity or voting or ownership interests outstanding or any security or instrument convertible into, exchangeable for or carrying a right to subscribe to or acquire any equity interest in the Company. There are no agreements of any kind outstanding that provide for the issuance, sale or transfer by the Company of any capital stock of the Company or any other ownership interests in or to the Company. The Company has no liability, contingent or otherwise, nor has any claim been asserted or, to the knowledge of the Principal Shareholders, threatened by any Person (as hereinafter defined), including without limitation, any holder or former holder of shares, options, warrants or other equity or voting or ownership interest or other securities of the Company, against the Company in connection with pre-emptive or contractual subscription rights or offer, sale, purchase, redemption, surrender, transfer of cancellation of any shares, options, warrants or other equity or voting or ownership interest or securities of the Company. Except as disclosed in Schedule 3.2.1, the Company has not repurchased or redeemed any of its outstanding capital stock. Except for the 1995 Employee and Non Employee Director Stock Option Plan, there are no outstanding or authorised stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

    3.2.2 OWNERSHIP OF THE SHARES. Each of the Selling Shareholder holds of record and beneficially and is the sole registered and beneficial owner of, the number of shares of Common Stock set forth against such Shareholder's name in Schedule 1 to this Agreement, free and clear of any Encumbrances (as hereinafter defined). All of the outstanding shares of Common Stock held of record or beneficially by the Selling Shareholders have been duly and validly issued and are fully paid and non-assessable and were issued or sold (as applicable) to the Selling Shareholders in compliance with all applicable US federal and state securities laws and regulations and none were issued in violation of any pre-emptive or other subscription rights of any person. The Company has complied with and has no liability, contingent or direct, for violation of US federal and state securities laws and regulations, and no claim has been made against the Company asserting any such violation. Each Selling Shareholder has the full and exclusive right, power and authority to transfer to the Purchaser as provided in this Agreement the number of shares of Common Stock, Class C Shares and Class D Shares set forth next to such Selling Shareholder's name in Schedule 1 to this Agreement, free and clear of any security interests, mortgages, pledges, hypothecations, indentures, proxies, shareholder agreements, voting agreements, voting trusts, liens, encumbrances, options, warrants and other rights to purchase, restrictions (other than restrictions under applicable laws) and claims of every kind and character (collectively, "Encumbrances"), and such transfer will not contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgement, decree, license, permit or law to which any Selling Shareholder is subject or by which any Selling

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           Shareholder or such Selling Shareholder's property is bound or affected. The certificate(s) representing the shares to be surrendered to the Purchaser are genuine and upon delivery to the Purchaser at the Closing, the Purchaser will have good and marketable title to the Shares represented by such certificates, free and clear of any and all Encumbrances.

    3.2.3 CAPITALISATION AND OWNERSHIP OF THE SUBSIDIARIES. The total authorised capital stock of the Subsidiaries is set forth in Schedule
           3.2.3 (CAPITALISATION OF SUBSIDIARIES) and , except as set forth in
           Schedule 3.2.3, all of such shares of capital stock are held beneficially and of record by the Company or in the case of the Class C Shares and Class D Shares by Robert E Asseltine, Geraldine Asseltine and 547118 Ontario Limited respectively, free and clear of any Encumbrances. No shares of capital stock are reserved for issuance for any purpose and no shares of capital stock are held in the treasury of the Subsidiaries. Other than as set forth in Schedule 3.2.3, no Subsidiary has any shares, options, securities, warrants or other equity or voting or ownership interests outstanding or any security or instrument convertible into any equity interest in such Subsidiary. There are no agreements of any kind outstanding that provide for the issuance, sale or transfer by any of the Subsidiaries of any capital stock of Subsidiaries or any other ownership interests in or to any of the Subsidiaries. No Subsidiary has any liability, contingent or otherwise, nor has any claim been asserted or, to the knowledge of any of the Principal Shareholders, threatened by any Person, including, without limitation, any holder or former holder of shares, options, warrants or other equity or voting ownership interests or other securities of any of the Subsidiaries, against any of the Subsidiaries in connection with pre-emptive or contractual subscription rights or offer, sale, purchase, redemption, surrender, transfer or cancellation of any shares, options, warrants or other equity or voting or ownership interests or securities of any of the Subsidiaries. Except as disclosed in Schedule 3.2.3, none of the Subsidiaries has repurchased of redeemed any of its outstanding capital stock. All of the outstanding shares of capital stock of the Subsidiaries held of record by the Company, by a company controlled by the Company or by the Principal Shareholders, have been duly and validly issued and are fully paid and non-assessable and were issued or sold (as applicable) to the Company in compliance with all applicable US federal and state securities laws and regulations and non were issued in violation of any pre-emptive or other subscription rights of any person. Each of the subsidiaries has complied with and has no liability, contingent or direct, for violation of US federal and state securities laws and regulations and no claim has been made against any of the Subsidiaries asserting any such violation. There are no outstanding or authorised stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Subsidiaries.

3.3 AUTHORITY AND ENFORCEABILITY.

    3.3.1 THE SHAREHOLDERS. Each of the Selling Shareholders warrants and represents that he or she has all the necessary right, power, legal capacity and authority to execute, deliver and perform this Agreement and all other agreements,

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           documents and instruments referred to in this Agreement or contemplated by this Agreement to which such Selling Shareholder is or is to be a party and to perform such Selling Shareholder's obligation under this Agreement, including, without limitation, the transfer of the Shares to the Purchaser.

           Each of the Selling Shareholders further warrants and represents that his or her place of residence is as stated in Schedule 1 and that such place of residence will not impose on the Purchaser more onerous obligations than those which would normally be incurred by the Purchaser with respect to a Selling Shareholder who is a resident of Canada. Each Selling Shareholder shall reimburse to the Purchaser any and all amounts which the Purchaser could be called upon to pay in addition to the Purchase Price to discharge any tax liability or other fiscal obligation with respect to a Selling Shareholder who is not a resident of Canada.

           The execution and delivery by each Selling Shareholder that is a corporation, partnership, limited liability company, limited partnership or other legal entity of this Agreement and all agreements, documents and instruments referred to in this Agreement or contemplated by this Agreement to be executed by such Selling Shareholder and the performance by such Selling Shareholder of its obligations contemplated by this Agreement and thereby have been duly and validly authorised by all necessary actions on the part of such Shareholder. This Agreement has been duly executed and delivered by the Selling Shareholders or duly authorised representatives thereof and constitutes, and all other agreements, documents and instruments referred to in this Agreement or contemplated by this Agreement to be executed by any Shareholder, when executed and delivered by such Shareholder or duly authorised representative(s) thereof, will constitute, the legal, valid and binding obligation of the Selling Shareholders, enforceable against the Selling Shareholders in accordance with its terms.

3.4 CONSENTS. Except as disclosed on Schedule 3.4, no approval, registration, authorisation, exemption, consent, order or action or filing with any court, administrative agency, governmental or quasi-governmental authority or other governmental or non governmental third party is required in order for (a) the execution, delivery or performance by the Company and the Selling Shareholders of this Agreement, or any of the other agreements, documents and instruments referred to in this Agreement or contemplated by this Agreement to be executed by the Selling Shareholders or the Company to be lawful and valid and binding obligations of the Company and the Selling Shareholders, (b) to authorise or permit the consummation of the transactions contemplated in this Agreement and thereby, or (c) to avoid a breach of any Material Contract (as hereinafter defined) by reason of the transactions contemplated hereby and thereby.

3.5 DEFAULTS. The Principal Shareholders warrant and represent that neither the Company, nor any of the Subsidiaries, nor any of the Selling Shareholders is in default under, in breach of or in violation of (and, to the knowledge of the Principal Shareholders, no condition exist that would constitute such a default, breach or violation), and the execution and delivery of this Agreement and the other Agreements, documents and instruments

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


    referred to in this Agreement or contemplated by this Agreement to be executed by the Company or the Selling Shareholders and the consummation of the transactions contemplated by this Agreement and thereby and the performance by the Company and the Selling Shareholders of their respective obligations under this Agreement and thereunder will not constitute a violation of, conflict with, result in a default or termination under or cause the imposition upon the Company, any of its Subsidiaries or the Purchaser or any of their respective properties, assets or revenues of any Lien (as hereinafter defined), additional adverse burden or condition under
    (a) any mortgage, indenture, guarantee, hypothec, pledge, deed of trust, note, bond or affected, or (b) any law, ordinance, statute, rule or regulation, or any order, writ, judgement, award, edict or decree of any court, governmental or quasi-governmental agency, authority applicable to the Company, any Subsidiary or any of the Selling Shareholders, administrative or arbitration award, writ, injunction, order, judgement, ruling or decree.

3.6 TITLE AND MAINTENANCE.

    3.6.1 TITLE. Set forth in Schedule 3.6.1 is a complete description of (a) all real property interests owned by the Company or any Subsidiary in fee simple described by metes and bounds or by reference to a recorded plant and any improvements located thereon; (b) all leasehold interest (including any improvements located thereon) held by the Company or any Subsidiary in (i) real property and (ii) equipment and personalty (collectively, the "Leases"); (c) all other real property interest owned or held by the Company and the Subsidiaries; (d) all of the easements, servitudes, rights of way and other rights and interest including leases to third parties by the Company or any Subsidiary pertaining to such real property; (e) all of the suits, actions, proceedings, investigations and written claims presently pending all and of the final orders, judgements and stipulations of any court of competent jurisdiction presently outstanding that pertain to such real property, equipment or personalty and that interfere or may reasonably be expected to interfere with the ownership, leasing or use of such real property, equipment or personalty as presently owned, leased or used by the Company or any Subsidiary; and (f) all title opinions with respect to any real property interest that is leased or owned by the Company or any of the Subsidiaries. The Company or a Subsidiary is the beneficial owner of and has good, clear and marketable title to all of its assets, real and personal, tangible and intangible, used in its operations or reflected in the Balance Sheet (as hereinafter defined), or acquired by it after the Balance Sheet Date (excepting however, sales of inventory in the ordinary course of business) (the owned and leased real property interest being referred to collectively as the "Real Properties" and the entirety of the foregoing properties being referred to collectively as the "Properties") free and clear of all liens (including, without limitation, liens pursuant to the relevant mechanics or construction lien legislation or any similar legislation within each province of Canada where the Company or charges, pledges, mortgages, security interests, deeds of trust, leases, licences, easements, rights of occupation or possession, rights of way, burdens, conditional sales contracts, mineral reservations, restrictions and other encumbrances (collectively "Liens"),

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


          except for (1) encumbrances listed on Schedule 3.6.1, (ii) liens for current taxes and assessments that are not yet due and payable, (iii) mechanics', warehousemen's, landlord's and other similar statutory liens securing the payment of amounts that are not yet due and payable, and (iv) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances, and minor defects in the chain of title, if any, as are not substantial in character, amount or extent, and do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the business operations of the Company or the Subsidiaries (collectively, the "Permitted Liens"). The Company or a Subsidiary, as the case may be, owns the entire leasehold estate under each of the Leases. The leasehold estates created pursuant to the Leases are vested in the Company or a Subsidiary, as the case may be, free and clear of any Liens, other than those created pursuant to the Leases and Permitted Liens. Neither the Company nor the Subsidiaries has defaulted under any of the Leases, and the Company or a Subsidiary, as the case may be, has quiet and peaceful enjoyment of the properties covered thereby.

    3.6.2 MAINTENANCE; INSURANCE. The plants, structures, equipment and other properties and assets currently owned or used by the Company and the Subsidiaries in their respective businesses or operations have been properly maintained and insured (such insurance policies to be in effect as at the Closing Date) in accordance with normal industry practice and are in operating condition and repair such (subject to normal wear and tear) that they are capable of being used in the businesses conducted by the Company and the Subsidiaries without present need for repair or replacement, except in the ordinary course of business. All such plants, structures, equipment and other properties, real and personal and the operation, maintenance and use thereof, conform and comply to all applicable laws, including, without limitation, building and zoning laws, ordinances or regulations or any restrictive covenants relating to such assets or their uses. Neither the whole nor any part of any Real Properties occupied by the Company or the Subsidiaries has been condemned by any public authority, nor do any of the Principal Shareholders know or have any basis to believe that any such condemnation or taking is threatened or contemplated. All the Leases are, and upon consummation of the transaction contemplated in the Agreement, will continue to be, in full force and effect and constitute and will constitute, valid and binding agreements. There exists free and uninterrupted egress and ingress over a public roadway to the Property.

3.7 INTELLECTUAL PROPERTY. All patents, patent applications, registered or unregistered trademarks, trade names or service marks, trademark, trade name or service mark applications, logos, brandnames, copyrights, trade secrets, processes, permits, licenses, non- assertion rights, computer software and other proprietary information owned by, used by, granted to or licensed to the Company or any Subsidiary, are listed in Schedule 3.7. Except as set forth in Schedule 3.7., the Company or the Subsidiaries have, and upon the consummation of the transactions contemplated in this Agreement, will have, good, clear, valid and marketable title to and ownership of, or the right to use, all Intellectual Property,

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


subject to no Liens or Encumbrances. There are no claims or demands of any Person pertaining to the Intellectual Property and no proceedings or litigation have been instituted, or are pending or, to the knowledge of any of the Principal Shareholders, threatened, that challenge the rights of the Company or the Subsidiaries as to the title, ownership or use of the Intellectual Property or that in any manner affects the Company's or any of the Subsidiaries', as the case may be, rights in the Intellectual Property, including the Company's and the Subsidiaries' ability to enforce any rights they have to the Intellectual Property against others, or that prevents or restricts the company or the subsidiaries from using the Intellectual Property. The Company and the Subsidiaries have not been and are not now conducting their respective businesses in a manner that (a) violates any trademark, copyright, trade name, service mark or patent of any other Person, or (b) requires any license from any other party that the Company or the Subsidiaries have failed to obtain. All licences and permits relating to the Intellectual Property are in full force and effect, no default exists thereunder and no event has occurred that, but for the passage of time, the giving of notice, or both would be a default thereunder, and the consummation of the transactions contemplated by this Agreement will not cause any termination or default thereunder. Set forth on Schedule 3.7 is a description of all licenses fees, maintenance fees, filing fees and royalties (or the basis of the calculation thereof) required to be paid now or in the future by the Company or any of the Subsidiaries, as the case may be, for the use and practice of any of the Intellectual Property. The Intellectual Property constitutes all the intellectual property that is required for or used in the development, manufacture or marketing of all products presently produced, sold or distributed by the Company and the Subsidiaries. The trade secrets included in the Intellectual Property are within the control and safekeeping of the Company or the Subsidiaries, and have not been published or disclosed to any third party, except under adequate undertaking of confidentiality by the third party to which publication or disclosure has been made. Except as set forth in
Schedule 3.7, all of the trademarks and service marks described therein have been duly registered or are the subject of pending registration applications in the jurisdictions indicated in Schedule 3.7.

3.8 LABOUR MATTERS. Neither the Company nor the Subsidiaries has entered into or is a party to, either directly or by operation of law, any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association that may qualify as a trade union or association, contingent or otherwise, which would cover any of their respective employees or any dependent contractors of the Company or any Subsidiary. The employees of the Company and the of its Subsidiaries are not subject to any collective agreements, letters of understanding, letters of intent or other written communication with any trade union or association that may qualify as a trade union, contingent or otherwise, nor are any such employees, in their capacities as employees, represented by any trade union or association that may qualify as a trade union. There are no controversies, labour disturbances, investigations, proceedings, complaints or threatened complaints pending or, to the knowledge of any of the Principal Shareholders, threatened, by any governmental agency or between the Company or any Subsidiary and any of their respective employees or any party or parties representing any or such employees before any court, employment standards branch or tribunal or human rights tribunal. Except as noted in the Term Sheet dated June 29, 1999, none of the Principal Shareholders knows of any intention of any salaried employee of the Company or any Subsidiary to terminate his or her status as an employee of the Company or such Subsidiaries, as the case may be, for any reason. The Company and the Subsidiary have complied with all laws and regulations relating

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


to the employees, the employment of labour and the safety and health of employees, including, without limitation, all laws and regulations relating to employment standards, occupational health and safety, employment equity, pay equity, wages, hours, collective bargaining and collection and payment of withholding taxes, and similar taxes in respect of the businesses of the Company and the Subsidiaries. Neither the Company nor any of the Subsidiaries is liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing. To the knowledge of The Principal Shareholders, there are no organisational efforts presently being made or threatened by or on behalf of any labour union, with respect to the employees of the Company of any of the Subsidiaries. Neither the Company nor the Subsidiaries has experienced a work stoppage, strike, lock-out or other labour disturbance within the past three (3) years and there is no work stoppage, strike, lockout or other labour disturbance presently occurring or threatened. There are no outstanding decisions or settlements or pending settlements under applicable employment standards legislation that place any obligation on the Company or on any Subsidiary to do or refrain from doing any act. All current assessments under workers' compensation legislation applicable to the Company or any Subsidiary have been paid or accrued and the Company and the Subsidiaries have not been subject to any special or penalty assessment under such legislation that has not been paid.

For all notices and payments related to events occurring prior to the Closing Date, the Principal Shareholders (affiliates under ERISA) shall be responsible for any notices required to be given to employees of the Company pursuant to
Section 4980B of the Code.

3.9 EMPLOYEE BENEFIT PLANS. Set forth on Schedule 3.9 (Employee Benefits) is a list of each "Registered Pension Plan", "Group Registered Retirement Savings Plan" and "Deferred Profit Sharing Plan" as such terms are defined in the Income Tax Act of Canada (and US equivalent) and each other employee benefit arrangement in each case that the Company or any of the Subsidiaries maintains, sponsors, participates in or contributes to, or is required to contribute to, directly or indirectly, or under which employees or former employees of the Company and the Subsidiaries or any of their dependent are currently entitled to benefits, including, without limitation, benefits that may be payable in the future whether or not insured or funded, whether formal or informal, whether or not subject to applicable legislation and whether or not legally binding, including , without limitation, any (a) deferred compensation, supplemental or retirement income plan or arrangement, (b) medical, dental, disability, accident or sickness, salary continuation or life insurance plan or arrangement, (c) severance or termination pay plan or supplemental unemployment benefits plan,
(d) other employee welfare benefit plan, (e) vacation pay plan, (f) incentive compensation, stock or bonus plan, or (g) other program, arrangement, understanding or policy, written or oral, under which present or former employees of the Company and the Subsidiaries or their beneficiaries, representatives or estates are currently or will in the future be entitled to benefits (collectively, the "Employee Benefit Plan"). Except as disclosed on
Schedule 3.9:

         (i) Neither the Company nor any of its Subsidiaries is in breach or violation of or default under any of the Employee Benefit Plans or is in breach or violation of or default under any provision of any applicable law or regulation governing the Employee Benefit Plans, and the Company has received no notice from any Person questioning or challenging compliance by the Employee Benefit Plan with applicable law or regulation or making any other

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


               claim in respect of any of the Employee Benefit Plans (except routine claims for benefits made by a Person solely for that Person);

         (ii) As to each of the Employee Benefit Plans (1) such Employee Benefit Plan is, and has been, established, qualified, registered, administered and invested in compliance with the terms thereof and applicable law, (2) all required governmental approvals, consents and determinations with respect to such Employee Benefit Plan has been obtained and are in full force and effect, (3) nothing has occurred (whether by action of failure to act) that would cause the loss of any such qualification or registration, (4) neither the Company nor any of the Subsidiaries has engaged in any transaction with respect to such Employee Benefit Plan that would subject either the Purchaser, the Company, any of the Subsidiaries or any Employee Benefit Plan to any tax, penalty or other liability, (5) the Company, each of the Subsidiaries and such Employee Benefit Plan has complied with the reporting, filing and disclosure requirements of applicable law, the failure to comply with which would subject either the Purchaser, the Company, and any of the Subsidiaries or any Employee Benefit Plan to any tax, penalty or other liability, and
               (6) such Employee Benefit Plan has been administered in compliance with all applicable US laws and Canadian federal, provincial, statutory and regulatory requirements;

         (iii) The Company and the Subsidiaries have or will have, as of the Closing Date, (1) complied with the funding, regulatory and administrative requirements of all governmental departments and agency and applicable actuarial principles applicable to the Employee Benefit Plans, (2) withheld all employee contributions required to be withheld and made all contributions or payments to or under the Employee Benefit Plans required by law or by the terms of the Employee Benefit Plans, in connection with the Employee Benefit Plans and (3) made all required premium payments required to be made by them, when due, in connection with the Employee Benefit Plan. No amendment or other transaction has occurred that has required or could require either the Purchaser, the Company, any of the Subsidiaries or the Employee Benefit Plans to provide security for the Employee Benefit Plans under applicable laws;

         (iv) Each Employee Benefit Plan meets all requirement for tax favoured treatment in effect as of the date hereof, to the extent it purport to qualify for such treatment:

         (v) The Principal Shareholders have cause the Company and the Subsidiaries to deliver to the Purchaser true and complete copies of each of the following documents:

               (1) a copy of the text of each Employee Benefit Plan (including all amendments thereto);

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


               (2) a copy of all employee communications for the past two years relating to the Employee Benefit Plans, whether or not such communications have been or are required to be, filed with any governmental authority;

               (3) if the Employee Benefit Plan is funded through a trust or any third party funding arrangement, a copy of the trust or other funding agreement (including all amendments thereto and the latest financial statements thereto);

               (4) any contract under which the Company or any of the
                   Subsidiaries may have any liability with respect to any of the Employee Benefit Plans, including without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

               (5) a copy of the annual information return and any other
                   information in respect of any Employee Benefit Plan filed with any governmental authority for each of the last two completed years;

               (6) a copy of the most recent financial statements files in respect of any Employee Benefit Plan with any governmental authority;

               (7) the most recent letter of confirmation of registration of any of the Employee Benefit Plans, if any, pursuant to the applicable provincial pension legislation and the Income Tax Act of Canada or other applicable law or regulation;

               (8) a copy of the statement of investment policies and goal prepared in respect of any Employee Benefit Plan, if any, whether or not such statement has been filed with any governmental authority; and

               (9) a copy of all actuarial reports for each Employee Benefit
                   Plan prepared during the twenty-four (24) month period prior to the Closing;

         (vi) With respect to each Employee Benefit Plan that is funded, wholly or partially, through an insurance policy, there will be no liability to either the Purchaser, the Company, any of Subsidiaries, any of the Employee Benefit Plans, or any other employee benefit plan of the Purchaser or its Affiliates under any such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date, except as provided in such contracts;

         (vii) Except as disclosed in Schedule 3.9, no changes have occurred since the date of the recent actuarial report provided to the Purchaser with respect to any Employee Benefit Pan that makes such report misleading in any respect and, without limiting the generality of the foregoing, none of the Company or any of the Subsidiaries has made or granted, or committed to make or grant, any

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


               benefit improvements to which members of or participants in any such Employee Benefit Plan are or may become entitle that are not reflected in such actuarial report. None of the Company or any of the Subsidiaries has received, or applied for, any payment of surplus from any Employee Benefit Plan;

         (viii) None of the Employee Benefit Plans (1) have been wound-up in whole or in part, as of the date of this Agreement, or (2) have been subject to a revocation, an order or a declaration by any regulatory authority pursuant to the provisions of applicable legislation. As of the date of this Agreement, no proceedings by any regulatory authority to wind-up or revoke the registration status of any Employee Benefit Plan pursuant to applicable law has been ordered, instituted or threatened by any regulatory authority or any other individual; and

         (ix) There has been no transfer of assets or money paid out of a "pension fund" (within the meaning of the applicable pension benefits legislation), without the consent of the applicable regulatory authority, with respect to any pension plan maintained by the Company or any Subsidiary that has not been in full compliance with the terms of the relevant pension plan and related trust or other funding agreements.

3.10 CONTRACTUAL OBLIGATION Except as disclosed in this Agreement or on Schedule
3.10 (Material Contracts) (the agreements listed thereon, together with the Leases being referred to as the "Material Contracts"), neither the Company nor any of the Subsidiaries is a party to, bound by, or obligated under any written or, unless otherwise indicated, oral:

         (a) lease of real or personal property to or from any Person, other than the Leases, involving payment of $50,000 or more to or by the Company or any Subsidiary over the duration thereof;

         (b) contract for the sale or purchase of raw materials, products, goods or supplies or the provision of services at prices that vary from the prices therefor generally prevailing in customary, arms-length transactions;

         (c) other than as described in Schedule 3.9, contract with any officer or director of the Company or any subsidiary, any of the Shareholders, any general partner of shareholder or any of the Shareholders, or any person or entity controlling (as hereinafter defined), controlled by or under common control with any of the Shareholders (any person or entity controlling, controlled by or under common control with another person or entity hereinafter being called an "Affiliate" of such other Person);

         (d) agreement containing "take or pay", "most favoured nations" or similar pricing or delivery arrangements;

         (e) agreement for the purchase or sale of raw materials, products or goods or the provision of services pursuant to which (i) such agreement expires or may be

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


                terminated in accordance with its terms by the giving of notice, the lapse of time of otherwise, within the 12 month period commencing July 31, 1999, or (ii) the other party thereto is entitled, upon stated conditions or otherwise, to reduce or otherwise reallocate quantities thereunder;

          (f) agreement that purports to limit the Company's or any Subsidiaries' right to compete in any line of business or in any geographic area;

          (g) contract or agreement or commitment relating to the borrowing of money or the guaranty or indemnity (direct or indirect) in respect of or the granting of security for any obligation for the borrowing of money, or any other obligation of, the Company, any Subsidiary or any other Person, including, without limitation, guarantees, accommodation collateral, letters of credit, mortgages, deeds of trust, indentures, loan agreements and credit agreements;

          (h)   contract with any governmental or quasi-governmental authority;

          (i) contract, agreement or commitment relating to clean-up or remediation involving Wastes (as hereinafter defined) or Hazardous Substances (as hereinafter defined);

          (j) contract between the Company and any Subsidiary or among the Subsidiaries;

          (k) contract that creates an encumbrance or any restriction on the ability of the Company or any Subsidiary to (i) pay dividends or make similar distribution; (ii) make loans or advances to the Company or the Purchaser or any of their respective subsidiaries, or (iii) sell, lease or transfer any of their respective properties or assets to the Company, the Purchaser or any of their respective subsidiaries, except (in each case) for such restrictions or encumbrances existing under or by reason of
                (1) applicable law, (2) customary non- assignment provision in leases and other contracts entered into in the ordinary course of business, (3) with respect to clause (iii) above, purchase money obligations entered into in the ordinary course of business with respect to restrictions on the transfer of the property so acquired, or (4) any instrument governing indebtedness of the Company or any Subsidiary for borrowed money, which, in each case, such encumbrance or restriction is not applicable for any Person, or the property of any Person, than the Company and the Subsidiaries;

          (l) power of attorney of any pertaining to the Company, any of the Subsidiaries or any of their respective properties, assets or revenues;

          (m) any bond, deposit, financial assurance requirements or insurance coverage required to be submitted to customers of the Company or a Subsidiary, as the case may be, under any sale, lease or service arrangement or to governmental authorities;

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


          (n) any indemnification obligations in favour of any Person, any escrow agreements related to any indemnification or other obligation, or any investment in the obligations of, or loans or advances to, any Person;

          (o) confidentiality, secrecy, screening, development or settlement agreement pertaining to any Intellectual Property;

          (p) contract, agreement or commitment (other than those of the types covered by paragraphs (a) through (o) above) involving any potential payment (whether actual or contingent) by or to the Company or any of the Subsidiaries of more than $50,000 in the aggregate over the duration thereof;

          Except as set forth on Schedule 3.10, all of the Material Contracts are understood to be legal, valid, binding and in full force and effect and will continue to be in full force and effect upon the consummation of the transactions contemplated by this Agreement, no defaults exists thereunder on the part of any party thereto, and the consummation of the transaction contemplated by this Agreement will not cause any default or condition in respect of any such Material Contracts, the effect of which is to cause, permit, create or perfect the right in any party (a) to repudiate or disavow its obligations to the Company thereunder (b) to require or have the right to require the Company or any Subsidiary to perform their respective obligations thereunder (including obligation to pay indebtedness) prior to such time on which, or on terms and conditions otherwise different from those that are provided therein or (c) to recover from the Company or any Subsidiary any damages or fines. No party to such Material Contract is in material default thereunder and no event has occurred, nor does any situation or circumstance exist that, with the passage of time or the giving of notice, or both, would constitute a default by any party thereunder. The entire interest of the Company or any Subsidiary under each Material Contract relating to equipment used by the Company or any Subsidiary is held by the Company or such Subsidiary free and clear of any Encumbrances, except as set forth in
          Schedule 3.10. True, correct and complete copies of all the Material Contracts have been delivered to the Purchaser.

3.11 FUTURE DELIVERIES. As of the date of this Agreement and except as may occur in the ordinary course of business of the Company or the Subsidiaries consistent with past practice, neither the Company nor any of the Subsidiaries has received any payment under any agreement or instrument for the sale, exchange, storage, transportation or servicing of products sold, exchanged stored, transported or serviced by them that requires performance in the future to any other Person and that was previously paid for, and there has not been delivered under any such agreement or instrument less products or services than any other party thereto paid for is obligated to purchase or acquire.

3.12 OFFICERS, DIRECTORS AND EMPLOYEES. Set forth on Schedule 3.12 (Officers and Directors) is a list of all (a) directors of the Company and the Subsidiaries (b) officers of the Company and the Subsidiaries, and (c) key employees of the Company and the Subsidiaries, along with their titles, job descriptions, terms of employment (including current wages, salaries or hourly rate of pay, bonus, monetary or otherwise, paid or payable) start dates, as of the date of this Agreement, together with a summary of the bonuses, additional

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compensation and other like benefits, if any, paid during the last fiscal year or a current estimate of the amounts of such benefits that may become payable to such persons during the current fiscal year. Except as disclosed on Schedule 3.12, no such employee is on long-term disability leave, extended absence or is receiving worker's compensation. Set forth on Schedule 3.12 is a description of all transactions (including, without limitation, employment contract (other than employment agreements that may be terminated "at will" by the Company or a Subsidiary, as the case may be and those agreements that are set forth on
Schedule 3.10) loans and advances, accounts and notes payable or receivable and services agreements) between the Company or any Subsidiary and any past or present employee, consultant, officer, director or shareholders of the Company or any Subsidiary that (i) occurred or became effective after the Balance Sheet Date, (as hereinafter defined), (ii) occurred, became effective or existed prior to the Balance Sheet Date and that was not fully performed and terminated as of the Balance Sheet Date, or (iii) constitutes a liability or obligation (contingent or direct) due or to become due by the Company or any Subsidiary to any officer, director, stockholder or Affiliate of the Company or any Subsidiary. As at July 31, 1999 no amounts are owed under the non-competition agreement signed with Mr. R. Sparks and no liability related thereto exists which has not been disclosed to the Purchaser.

3.13 INVESTMENT COMPANY; HOLDING COMPANY. Neither the Company nor any of the Selling Shareholders is an `investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, of the United States, a "holding company", a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended, of the United States.

3.14 FINANCIAL STATEMENTS AND INFORMATION. The Financial Statements which have been provided to the Purchaser are true, correct and complete copies of the Company's internal financial statements as of June 30, 1999, quarterly statements as of October 31, 1998, January 31, 1999, audited consolidated balance sheets as of July 31, 1998 (the audited consolidated balance sheet of as July 31, 1998 being referred to herein as the "Balance Sheet" and July 31, 1998, being referred to herein as the "Balance Sheet Date") July 31, 1997 and July 31, 1996, and the related audited consolidated statements of income, cash flows and retained earnings for the fiscal years ended on such dates, including the notes and schedules thereto, and the reports of Chartered Accounts, certified public accountants, thereon (collectively, the "Financial Statements"). The balance sheet included in the internal financial statements as at June 30, 1999, fairly present the consolidated financial position of the corporation and subsidiaries as at the closing date and the related statement of earnings, retained earnings and changes in financial position for period then ended fairly present the results of the consolidated operations and the changes in financial position then ended. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, except as noted therein and except, in the case of unaudited financial statements, for the absence of notes and for normal year-end adjustments, and the Financial Statements are complete and correct and fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective date set forth therein and the result of operations and cash flows for the Company and its consolidated Subsidiaries for the respective periods set forth therein.

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


3.15 UNDISCLOSED LIABILITIES. Except (a) for amounts of $20,000 and $8,000 claimed as credits for research and development for the years 1997 and 1998 and amounts of $47,138 and $15,187 claimed as Investment Tax Credits for the year 1997 and 1998; (b) as and to the extent disclosed or reserved against in the Balance Sheet; (c) for liabilities and obligations incurred in the ordinary course of business after the Balance Sheet Date and otherwise not in the contravention of this Agreement; or (d) as disclosed in this Agreement, neither the Company nor any of the Subsidiaries has any liabilities or obligations on account of Taxes (as hereinafter defined) or other governmental charges or penalties, interest or fines thereon or in respect thereof and pension or other employee benefit funding obligations. Except (i) as and to the extent set forth in this Agreement, (ii) as and to the extent disclosed or reserved against in the Balance Sheet, or (iii) for liabilities incurred in the ordinary course of business after the Balance Sheet Date, and otherwise not in contravention of this Agreement, neither the Company, any of the Subsidiaries nor the Principal Shareholders know, or has any reasonable grounds to know, of any basis for any assertion against the Company or any of the Subsidiaries of any debt, liability or obligation of any nature or in any amount not fully reflected or reserved against in the Balance Sheet or to be reserved against in the July 31, 1999 audited financial statements as agreed to by virtue of the Agreement.

3.16 TAXES.

     (a) The Company has filed US income tax returns as the parent of the affiliated group of corporations, the only other members of which are the Subsidiaries. The Company and the Subsidiaries have (or will have by the Closing) duly filed or caused to be filed in a timely manner (taking into account all extensions of due dates) with the appropriate US, federal, state, provincial, local and other governmental authorities all returns, information returns, statements, elections, filings and reports with respect to Taxes (as hereinafter defined) that are required to be filed prior to the Closing Date by or with respect to the Company and the Subsidiaries, and have (or will have by the Closing) paid or deposited all Taxes (including estimated Taxes) required to be paid with respect to the periods covered by such returns, statements, elections, filings or reports, irrespective of amounts shown on such returns, statements, elections, filings or reports. No such returns, statements, elections, filings or reports contain any material misstatement or omit any statements that should have been included and each return, statement, election, filing and report, including accompanying schedules and statements, is true, complete and correct. Adequate provision in accordance with generally accepted accounting principles consistently applied has or will been made have by the for the payment of all Taxes with respect to the Company and the Subsidiaries for all the period though the Closing Date for which returns, information returns or statements are not currently due with respect to the Company and the Subsidiaries. Except as set forth in Schedule 3.16 (Taxes), (a) except for tax liens securing the payment of Taxes not yet due and payable, there are no liens upon any assets of the Company or the Subsidiaries, (b) there are no outstanding agreements or waivers by or with respect to the Company or the Subsidiaries, extending the period of assessment or collection of any Taxes, (c) therein no pending action, proceeding or investigation, and to the best knowledge of the Principal Shareholders, no action, proceeding or investigation has been threatened by any governmental authority, for assessment or collection of Taxes with respect to the Company or the Subsidiaries, and (d) no claim for assessment or collection of Taxes has been asserted and no actual or proposed assessment has been made against the Company or any of the Subsidiaries with respect to the Taxes of the Company of the Subsidiaries, and (e) the Company and each of Subsidiaries will have, in all material respects, satisfied for all periods through the Closing Date, all applicable withholdings requirements. To the best knowledge of each of the Principal Shareholders, there are no facts or circumstances that could reasonably be expected to result in any Tax liability against the Company or any of the Subsidiaries for any Taxes that have not previously been paid with respect to any taxable period for which Tax returns are required to be filed on or before Closing and that have not been audited by the appropriate taxing authority or closed by applicable statutes. The Company has delivered to the Purchaser true and correct copies of all income tax returns and schedules thereto of the Company and the Subsidiaries for the three fiscal years ended as of the Balance Sheet Date, July 31, 1997, and July 31, 1996 and all tax elections made by the Company or the Shareholders from January 1, 1995 to through this Agreement.

     (b) The Company has paid in full all amounts (including without limitation all sales, use and consumption Taxes, capital Taxes, property Taxes, and Taxes measured on income and all instalments of Taxes) owning to any taxing authorities due and payable by it up to the date hereof. In particular, but without limitation, except for income Taxes payable with respect to current fiscal year of the Company and except for the possibility of reassessment by US or Canadian tax authorities and other taxing authorities, the Company has duly paid all taxes, governmental charges, levies and assessment payable by the Company in respect to the assets, Property or the businesses of the Company and the Subsidiaries, including without limitation, all employee deductions for Workers' Compensation Board, income Tax, Canada Pension Plan and unemployment insurance assessments and all sales and excise taxes and customs duties.

     (c) There are no agreements, waivers or other arrangements with any Taxation authority providing for an extension of time with respect to the filing of any return, election, filing, or report by, or any payment of any amount by or governmental charge against, the Company or any Subsidiaries or with respect to the issuance of any assessment or reassessment.

         There are no actions, suits, proceeding investigations or claim now threatened or pending against the Company or any Subsidiaries in respect of taxes, governmental charges or assessments asserted by any Taxation authority. There are no notices of objection or appeals outstanding with respect to any assessment, reassessment determination or re-determination of Company or any Subsidiary by any Taxation authority.

     (d) None of the Principal Shareholders is aware of any contingent Tax liability or any grounds that could prompt an assessment, reassessment, determination or re-determination by any Taxation authority including, without limitation, aggressive treatment of income, expenses, credits, or other amounts in filing earlier Tax returns and have not received any indication from any Taxation authorities that an assessment, reassessment, determination or re- determination is proposed or may be proposed, regardless of its merits, other than consistent with the Tax returns, election filings and reports made thereto by the Company to such Taxation authorities. There are presently no discussion taking place between the Company, any Subsidiary, or any of the Principal Shareholder and any Taxation authority with respect to any potential or contemplated assessments, reassessments, determinations or appeals.

     (e) Adequate provision has been made for the Taxes payable for the current period for which Tax returns are not yet required to be filed, and the Company has duly and fully paid all required instalments of income, capital, property, sales and business Taxes payable on account of the current year.

     (f) The Company and each Subsidiary has withheld and will continue until the time of Closing to withhold from each payment made to any of its present and former officers, directors and employees and any non-resident of the United States the amount of all Taxes, including, without limitation, income Tax, contributions and Unemployment Insurance premiums and other amounts required to be withheld but not remitted will be retained in the Company's accounts and will be remitted by the Company when due up until the Closing Date.

     (g) Neither the Company nor any Subsidiary has been or is currently required to file any returns, elections, filings or reports with any Taxation authority located in any jurisdiction outside of Canada or United States.

     (h) Neither The Company nor any Subsidiary is required to pay and owes no Taxes or any other like amount to any government authority located in any jurisdiction outside of Canada or the United States

     (i) The Taxation year-end of the Company and the Subsidiaries for income tax purposes is July 31. The Taxation year-end of the Company and the Subsidiaries has not been changed since first established following their respective incorporations save and except that Micron Imaging Corporation had a year-end of May 31 until its amalgamation with Sel-Drum Corporation as at November 1, 1996.

3.17 INVENTORIES AND RECEIVABLES. The finished goods inventories of the Company and the Subsidiaries consist of items of quantity and quality useable or saleable at market price in the ordinary course of business in the customary markets o the Company or the Subsidiaries, as the case may be, and all inventories of raw materials and goods in process of the Company and the Subsidiaries are of sufficient quality to produce such finished goods inventory so saleable. The value of all items in the Company's or the Subsidiaries' inventory, including obsolete materials or materials below standard quality, are reflected at the lower of cost or realisable market value, or adequate reserves have been provided therefor on the Balance Sheet or will be provided for in the July 31, 1999 Audited Financial Statements, and the value at which the inventories are carried on the Balance Sheet reflects the Company's and the Subsidiaries' normal inventory valuation policy. Subject to normal reserves in accordance with generally accepted accounting principles, the notes and accounts receivable of the Company and the Subsidiaries are valid and collectible in the face amounts thereof, subject to no counterclaim, set-off or other deduction. None of the obligors under the accounts receivable has refused or given notice that it will refuse to pay the full amount or any portion thereof.

3.18 FULL AUTHORITY: COMPLIANCE WITH LAWS. The Company and the Subsidiaries have obtained and maintained all Permits (as hereinafter defined) required by any applicable law, rule or regulation or any governmental or quasi-governmental agency or necessary or appropriate to own and/or operate their respective businesses, properties and assets and to carry on their respective businesses as being conducted on the date of this Agreement. The Company's and the Subsidiaries' businesses have been conducted and are now being conducted and their respective assets and properties owned and/or operated in compliance with all applicable laws (including, without, limitation, the Permits (as hereinafter defined) and all ordinances, rules and regulations of any governmental department, commission, board, bureau, agency or instrumentality of the United States or Canada, any state, province or political subdivision thereof, and any applicable foreign jurisdiction, and all applicable court or administrative agency decrees, awards and orders. There is no condition or state of facts that would give rise to a violation of, or a liability or default under, any of the foregoing. Set forth on Schedule 3.18 is a list of any and all permits, licenses, consents, orders, approvals, franchises, certificates or other authorisations under any applicable law, regulation or other requirement of the United States or Canada or any state, province or any applicable foreign country or any province, state, municipality or other subdivision thereof (collectively the "Permits"), issued to the Company and any of the Subsidiaries in connection with the ownership, operation and maintenance of their respective businesses or assets. Each of the Permits is in full force and effect, and the Company and the Subsidiaries are in compliance with all the provision of such Permits. True, correct and complete copies of each of the Permits have been delivered to the Purchaser.

3.19 ENVIRONMENTAL MATTERS .

(a) (i) The Company and the Subsidiaries have obtained and maintained in effect all Environmental Permits required with respect to their respective properties, assets, business and operations, (ii) the Company and the Subsidiaries and their respective properties, assets, businesses and operations have been and are in compliance with all applicable Requirements of Environmental Law and Environmental Permits, (iii) none of the Company, the Subsidiaries or their respective properties, assets, businesses or operations are currently subject to any pending or, to the knowledge of the Principal Shareholders, threatened Environmental Claims (as hereinafter defined) or Environmental Liabilities (as hereinafter defined), (iv) the Company and the Subsidiaries have not received any notice from any US, Canadian, state, provincial or local governmental authority or other third party of any violation or alleged violation, or any liability or potential liability arising under, any Requirements of Environmental Law, Environmental Permits or Environmental Claim in connection with their respective assets, properties, businesses or operations, and (v) the Company and the Subsidiaries have not received any inquiries, oral or written, from any US, Canadian, state, provincial or local governmental authority or other third party relative to any Environmental Matters (as hereinafter defined) and, to the knowledge of the Shareholders, have not been and are not now subject to investigations by any US, Canadian, state, provincial or local governmental authority relative to any Environmental Matters.

(b) As used in this Agreement, the following terms shall have the following meanings:

    "Environmental Claim" means any third party (including, without limitation, governmental authorities and employees) action, lawsuit, investigation, claim, proceeding, order, decree, consent agreement, notice of violation or other legal proceeding (collectively an ""action"" (including, without limitation, any Action under any law relating to the safety or health of employees) that seeks to impose liability for (i) pollution, contamination, protection, cleanup, restoration, destruction, loss or injury to or of the air, surface water, ground water, land (including without limitation, surface and subsurface strata) or other natural resources; (ii) solid, gaseous or liquid Waste (as defined below) generation, handling, transportation, treatment, processing, cleanup, storage, disposal, recycling, or reclamation; (iii) exposure to pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances, or Wastes; (iv) the safety or health of employees; (v) the manufacture, generation, processing distribution, use, treatment, storage, disposal, transport, recycling, reclamation, or handling of chemical substances, pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances or Wastes or (vi) noise. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a legal proceeding initiated or brought by any US, Canadian, state, provincial or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any third party to issue, modify, adopt, terminate or enforce the provisions of an Environmental Permit or to modify, adopt, terminate or enforce a Requirement of Environmental Law, to the extent that such a proceeding attempts to redress violations or alleged violations of the applicable Environmental Permit or Requirement of Environmental Law by the Company or any Subsidiary.

    "Environmental Permit" means any permit, license, product or establishment registration, certificate, certificate of occupancy, certification, consent, order, approval or other authorisation under any applicable law, rule, regulation or other requirement of the United States or Canada or of any state, province, municipality or other subdivision thereof relating to (i) pollution or protection of health or the environment, including, without limitation, all laws, rules, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances, or Wastes into or on the air, surface water, ground water or land (including, without limitation, surface and subsurface strata), or (ii) the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, recycling, reclamation, or handling or chemical substances, pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances, or Wastes.

    "Requirements of Environmental Law" means any and all requirements imposed by any law (including, without limitation, in common or civil or other judicially recognised law), statute, ordinance, rule, regulation, code, order, decision judgement, injunction or decree of any US, Canadian, state, provincial or local executive, legislative, judicial, regulatory or administrative agency, board or authority that relate to (i) pollution, contamination, protection, cleanup, restoration, destruction, loss or injury to or of the air, surface water, ground water, land (including, without limitation, surface and subsurface strata) or other natural resources; (ii) solid, gaseous or liquid Waste generation, handling, transportation, treatment, processing, clean up, storage, disposal recycling, or reclamation; (iii) exposure to pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances, or Wastes;
    (iv) the safety or health of employees (other than social security laws);
    (v) the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, recycling, reclamation or handling of chemical substances, pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances, or Wastes; or (vi) noise.

    "Environmental Matters" means all matters relating to Requirements of Environmental Law, Environmental Claims or Environmental Permits.

    "Environmental Liabilities" means all costs arising from or related to any Environmental Matter, Environmental Claim, Environmental Permit or Requirement of Environmental Law (including, without limitation, all costs arising under any theory or process or recovery or relief, at law or in equity), whether based on negligence, strict liability or otherwise, including, without limitation: remedial, removal, response, restoration, abatement, investigative, monitoring, personal injury, death and property damage costs, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, including, without limitation, attorneys' fees, court costs, and interest paid or accrued.

    "Hazardous Substance" means any toxic substance, chemical or waste, pollutant, dangerous or hazardous substance or waste, contaminant, insecticide, pesticide, special waste, industrial substance or waste, subject to regulation under and Requirement of Environmental Laws, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any of the previously described substances or wastes.

    "Waste" or "Wastes" means any material or substance that is defined or identified as a waste, solid waste or hazardous waste pursuant to any applicable US, Canadian, state, provincial or local law, rule, regulation or order.

    As used in this Agreement the phrase "pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances, or Wastes", includes without limitation, in each instance, pesticides, fertilisers, radionuclides, radioactive materials, petroleum and petroleum products and waste oils.

(c) True, correct and complete copies all of the Company's and Subsidiaries' Environmental Matters are attached hereto as schedule 3.19, the Principal Shareholders represent that the

    Company has kept or maintained records, files, documents, agreements, environmental reports, communications, testing data, internal and external environmental audits and investigations and correspondence associated with Environmental Matters in the possession or control of the Company or the Subsidiaries in whatever form or medium (collectively, the "Records") that relate to the Properties, businesses, assets, operations or activities of the Company and the Subsidiaries or any prior owners or operators of the Properties or assets or any facility currently or in the past owned or operated by or on behalf of the Company or any of the Subsidiaries or any predecessor thereof (such Properties, assets and facilities are referred to collectively as the "Facilities"), including, without limitation, the Records relative to the pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances, and Wastes generated, Emitted, discharged transported, stored, cleaned up, disposed of, processed, used, handled or treated at or from the facilities or at or to any offsite location.

(d) No pollutants, contaminants, hazardous materials, Hazardous Substances, toxic materials or substances, or Wasters have been generated, emitted, discharged, transported, stored, cleaned up, disposed or, processed, used, handled or treated by or on behalf of the Company, any Subsidiary or any of their respective predecessors at or from the Facilities or at or to any offsite location, and any generation, emission, discharge, transportation, storage, clean up, disposal, processing or treatment has been in compliance with all applicable Requirements of Environmental Law and Environmental Permits.

(e) For the past five (5) years neither the Company, any Subsidiary nor any of their respective predecessors has conducted any business operations or manufacturing processes materially different from those currently conducted by the Company and the Subsidiaries, or manufacturing or processing activities at any location other than the Facilities.

(f) There has not been and is not now any actual or threatened release of any Hazardous Substances, or Wastes or emission or discharge of any hazardous or toxic air or water pollutant or contaminant, at or from any Facility, or in connection with any operations or activities of the Company, any Subsidiary or any predecessor of either of the foregoing, that would be, our would have been, reportable under any Requirement of Environmental Law or that has caused at any Facility or any third party site any condition that has or could reasonably be expected to give rise to an Environmental Claim.

(g) The Company maintains a true, correct and complete list of all parties that the Company and the Subsidiaries are presently utilising for the disposal, treatment, storage, processing, recycling, reclamation, cleanup or transportation of any Wastes or Hazardous Substances.

(h) The Company maintains a true, correct and complete list of all locations and sites that the Company, any Subsidiary or any of their respective predecessors, or any party authorised by the Company or any Subsidiary for the past five (5) years has utilised for the disposal, treatment, storage, processing, recycling, or reclamation of Wasters or Hazardous Substances generated by the Company, any Subsidiary or any of their respective predecessors.

(i) The Company maintains a list of: (i) all Environmental Permits of the Company, and except as disclosed thereon no additional Environmental Permits presently are required by any Requirements of Environmental Law in order for the Company and the Subsidiaries to own, operate and maintain their respective Properties, businesses or assets; and (ii) all filings and notices sent to and received from any US, Canadian, state, provincial or local governmental authority that relate to Environmental Matters involving the Company or any Subsidiary (or any predecessor of either of the foregoing), including, without limitation, any notices of any violations of Requirements of Environmental Law or Environmental Permits. True, correct and complete copies of each of the items set forth in the immediately preceding sentence are available and kept in the Company's files. No additional notices or filings are required by any Requirements of Environmental Law or Environmental Permits in order for the Company and the Subsidiaries legally to own, operate, and maintain their current Properties, businesses or assets or to consummate the transactions contemplated by this Agreement. The Environmental Permits will remain in full force and effect in accordance with their respective terms notwithstanding the consummation of the transactions contemplated by this Agreement.

(j) The Facilities are owned and are being operated and the businesses of the Company and the Subsidiaries are being conducted in compliance with applicable requirements of Environmental Law.

(k) Neither the Company nor any of the Subsidiaries is subject to any restriction or condition contained in any Environmental Permit that, singly or in the aggregate, materially and adversely affects or is likely materially and adversely to affect (other than for the costs of compliance) the current existing businesses, operations, properties, assets or condition (financial or otherwise) of the Company and the Subsidiaries.

3.20 LEGAL ACTIONS. No legal action, suit, proceeding, grievance, arbitration, investigation, interference, opposition, prosecution, conflict, proceeding, audit or claim by, of or before any court, arbitration panel, governmental or quasi-governmental agency, tribunal or other body acting in an adjudicative capacity (including, without limitation, an Environmental Permit proceeding, Environmental Claim, proceeding respecting or arising under Requirements of Environmental Law or relating to an Environmental Matter or proceeding relating to Intellectual Property) is pending or, to the knowledge of the Shareholders, threatened that involves or could reasonably be expected to involve the Company, any of its Subsidiaries or any of their respective assets, properties, operations or businesses or their purchase, sale, transportation, use or processing of raw materials or products (including, without limitation any such proceeding involving a claim that any product designed, manufactured or sold by the Company or any of the Subsidiaries was defective or defectively designed or manufactured). To the knowledge of Messrs Turnbull and Asseltine, no state of facts or circumstances exist or has existed that could reasonably be expected to result in any legal action, suit or proceeding. Neither the Company, any of its Subsidiaries not the Shareholders is subject to any outstanding order, writ, injunction or decree that would have the effect or preventing, enjoining or rescinding, or causing or requiring the material alteration of, the transactions contemplated by this Agreement.

3.21 SPECIFIC OBLIGATIONS. Except as disclosed to the Purchaser, neither the Company nor any of the Subsidiaries has any indebtedness for borrowed money, obligations under or in respect of letters of credit or obligations in the nature of earnouts or contingent payments or indebtedness for the purchase of property (except trade payable incurred in the ordinary course of business).

3.22 BROKERAGE: PENDING TRANSACTIONS. Neither the Company, the Subsidiaries, nor the Shareholders has entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate the Purchaser, the Company or any of the Subsidiaries to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated by this Agreement. Except for the transactions contemplated by this Agreement, and for transactions that have been (a) abandoned and terminated, or (b) completed and disclosed in writing to the Purchaser, the Boards of Directors of the Company and the Subsidiaries have not authorised the negotiation of, or discussions with respect to, any merger or consolidation involving the Company or any of the Subsidiaries or any acquisition by the Company or any of the Subsidiaries of another Person or all or a substantial part of any Person's assets or any of its outstanding equity interests, or the acquisition by another Person of the Company or any Subsidiary or all or a substantial part of their respective assets or any of their respective outstanding capital stock.

3.23 COSTS OF SALE. All reasonable costs and fees incurred directly or to be directly incurred by the Parties to execute the transactions, in accordance with the amounts disclosed to the Purchaser, shall be borne by the Company. All other costs and fees incurred to execute the transactions contemplated by this Agreement will be paid by the Principal Shareholders and will not be charged to the Company or any of the Subsidiaries.

3.24 OTHER DISCLOSURES. In addition to the other disclosures required hereby, true, correct and complete copies of the following documents and items pertaining to the Company and the Subsidiaries have been delivered to the
Purchaser:

     (a) A list of all fixed assets owned by the Company having a value of $10,000 or greater, including vehicles, as of the date of this Agreement.

     (b) A list of and copies of each policy of insurance maintained by the Company or any Subsidiary, together with information on premiums, coverages, insurers, expiration dates and deductibles;

     (c) A list of the location and name of each bank or other financial institution in which the Company or any Subsidiary has an account or line of credit, and the identity of each such account or line of credit, and each bank in which the Company or any Subsidiary has a safe deposit box, together with the names of all Persons authorised to draw thereon or have access thereto;

     (d) A list of property owned by others located at any property of the Company or any Subsidiary and that has a market value exceeding $10,000; and

     (e) All work place material information safety data sheets relating to the products currently sold by the Company and the Subsidiaries in the conduct of their businesses and the chemical substances or mixtures currently used by the Company and the Subsidiaries in the conduct of their businesses; all written

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         reports of internal and governmental safety and health audits, if any, conducted since August 1, 1995 relating to the businesses as conducted by the Company and the Subsidiaries; all health and safety studies including epidemiological and toxicological studies, if any, related to such businesses since August 1, 1995; all industrial hygiene surveys, if any, related to such business since.

3.25 BOOKS AND RECORDS. The Shareholders have caused the Company to deliver or make available to the Purchaser the Articles and by-laws, and all of the minute books, corporate records, share certificate books, register of shareholders, register of transfers and register of directors of the Company and the Subsidiaries, and all of such items, as so delivered, are in full force and effect, are accurate and contain a substantially complete and accurate record of all actions of the Shareholders and directors (and any committees thereof) of the Company and the Subsidiaries. There are no transactions that should have been set forth therein that have not been accurately so set forth. all personnel files, reports, feasibility studies, strategic planning documents, financial forecasts, lease files, land files, accounting and tax records and all of the records of every type and description in whatever form or medium that relate to the business and properties of the Company and the Subsidiaries are in possession or control of the company or the Subsidiaries and are located at the offices of the Company of the Subsidiaries, and the Company and the Subsidiaries will have the right to possession of all such records upon the consummation of the transactions contemplated by this Agreement.

     (a) The Company and the Subsidiaries make and keep books, records and accounts that, in reasonable detail and in all material respects, accurately and fairly reflect their respective transactions and dispositions of their respective assets and securities and maintain a system of internal accounting controls sufficient to provide assurances that (i) involving the Company and the Subsidiaries are executed in accordance with management's general or specific authorisations, (ii) transaction are recorded as necessary (1) to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied or any other criteria applicable to such statements, and (2) to maintain accountability for assets, (iii) access to assets of the company and the Subsidiaries is permitted only in accordance with management's general or specific authorisations, and
         (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.26 PREPAID EXPENSES. All prepaid expenses shown on the Balance Sheet or subsequently paid by the Company and the Subsidiaries have been incurred solely in connection with the business and assets of the Company and the Subsidiaries.

3.27 BUSINESS ACTIVITIES. Since April 30, 1999, the Company and the Subsidiaries have not taken any action described in Section 5.2 and have not failed to take any action described in Section 5.3.

3.28 NO ADVERSE CHANGE. Except on account of matters that generally affect the economy or the industry in which the Company and the Subsidiaries are engaged, since the

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Balance Sheet Date there has been no material adverse change in the businesses, financial condition or results of operations of the Company or the Subsidiaries.

3.29 ACCURACY. None of the representations or warranties made by the Shareholders to the Purchaser set forth in this Agreement, the Schedules to this Agreement, in any other written agreement, instrument or document delivered or to be delivered pursuant to or in connection with this Agreement and to which the Purchaser has been afforded access, includes, or shall include, an untrue statement of material fact or omits or shall omit to state any material fact, condition or circumstance necessary to make each representation or warranty or statement, in light of the circumstances in which it was or is made, not misleading in any material respect. All information that has been provided to the Purchaser is true and correct in all material respects and no material fact or facts have been omitted therefrom that would make such information misleading.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF THE
                                    PURCHASER

The Purchaser represents and warrants to the Shareholders as follows:

4.1 ORGANISATION. Densigraphix Kopi inc and C.Cotran Holding inc. respectively are corporations duly incorporated and validly existing and in good standing under the laws of Canada and has all necessary corporate power, authority and capacity to own the assets owned by it and to lease the assets leased by it, and to carry on the business in which it is now engaged. The Purchaser is duly qualified or licensed as a foreign corporation authorised to do business in all provinces of Canada or in all states in the United States, in which any of its assets or properties may be situated or where its business is conducted. Neither the nature of its business nor the location or character of the property owned or leased by the Purchaser requires it to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction in which it is not so registered, licensed or otherwise qualified.

4.2 AUTHORITY AND ENFORCEABILITY. The Purchaser has all necessary corporate power, authority and capacity to execute, deliver and perform this Agreement and all agreements, documents and instruments referred to in this Agreement or contemplated by this Agreement to which it is or is to be a party and to perform its obligations under this Agreement and thereunder and to consummate the transactions contemplated in this Agreement and thereby. The execution and delivery by the Purchaser of this Agreement and all agreements, documents and instruments referred to in this Agreement or contemplated by this Agreement and the performance of its obligations contemplated by this Agreement and thereby have been duly and validly authorised by all necessary corporate action of the Purchaser. This Agreement has been duly executed and delivered by a duly authorised officer of the Purchaser and constitutes, and all other agreements, documents and instruments referred to in this Agreement or contemplated by this Agreement to be executed by the Purchaser, when executed and delivered by a duly authorised officer of the Purchaser, will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganisation, moratorium or other

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


similar laws affecting the enforcement of creditors' rights generally and by general principles or equity (whether applied in a proceeding at law or in equity).

4.3 CONSENTS No approval, registration, authorisation, consent, order or action of or filing with any court, administrative agency, governmental authority or other governmental or non-governmental third party is required for the execution, delivery or performance by the Purchaser of this Agreement, or any of the other agreements, documents and instruments referred to in this Agreement or contemplated by this Agreement to be executed by the Purchaser, or for the consummation of the transactions contemplated in this Agreement and thereby.

4.4 DEFAULTS. The Purchaser is not in default under, in breach of or in violation of (and, to the knowledge of the Purchaser, no conditions exist that would constitute such default, breach or violation), and the execution and delivery of this Agreement and the other agreements, documents and instruments referred to in this Agreement or contemplated by this Agreement to be executed by the Purchaser and the consummation of the transactions contemplated by this Agreement and thereby and the performance by the Purchaser of its obligations under this Agreement and thereunder will not constitute a violation of, conflict with, or result in a default or termination under or cause the imposition upon the Purchaser or any of its properties, assets or revenues of any Liens, additional adverse burden or condition under (a) any mortgage, indenture, loan agreement, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which the Purchaser is a party or by which the Purchaser or any of its properties or assets may be bound or affected or (b) any law, statute, rule or regulation applicable ot the Purchaser or any court injunction, order or decree, or any valid and enforceable order of any governmental agency having jurisdiction over the Purchaser.

4.5 INVESTMENT COMPANY: HOLDING COMPANY. The Purchaser is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, of the United States or a "holding company", a "subsidiary company" of a "holding company" or an "affiliate" or a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended, of the United States.

4.6 LEGAL ACTIONS. The Purchaser is not subject to any outstanding order, writ, injunction or decree that would have the effect of preventing, enjoining or rescinding, or causing or requiring the material alteration of, the transactions contemplated by this Agreement.

4.7 FINANCING. The Purchaser has the financial capacity and immediately available funds to consumate the transaction contemplated herein which are not conditional upon financing being available for the Purchaser.

                                    ARTICLE V

                          OBLIGATIONS PRIOR TO CLOSING

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


The Purchaser, the Principal Shareholders and each of the other Selling Shareholders further agree and covenant with each other as follows:

5.1 BREAK UP FEE. Should the closing not take place, damages would be difficult to calculate. If that situation occurs, the party asking for the Closing not to proceed for reasons other than a default by the other party on the Representations and Warranties included in this Agreement or the refusal by concerned regulatory authorities to approve the transaction agrees to pay to the other party as liquidated damages, an amount equal to US$400,000.

5.2 SATISFACTION OF CONDITIONS. Each of the Shareholders and the Purchaser agrees to use reasonable efforts to satisfy or fulfil, or cause to be satisfied or fulfilled, each of the conditions to Closing required by the terms of this Agreement. The Shareholders and the Purchaser as the case may be, shall, and shall cause the Company and each of the Subsidiaries to, duly and timely file all notices and reports required to be filed by the Sellers, the Company or any Subsidiary with, and to obtain all approvals, consents or orders required to be obtained by the Shareholders, the Company or any Subsidiary from, all courts, administrative agencies, governmental authorities or other third parties in connection with the consummation of the transactions described in this Agreement, including, without limitation, any notices or reports required to be filed with or approvals, consents or orders required to be obtained from any court, administrative agency, governmental authority or other third party in connection with the Properties as a result of the transactions contemplated by this Agreement and any filing required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, of the United States (the "HSR Act"), the Investment Canada Act and the Competition Act of Canada and any rules and regulations promulgated thereunder, and obtaining the termination of any waiting period thereunder. The Purchaser, shall duly and timely file all notices and reports required to be filed by the Purchaser with, and will obtain all approvals, consents, or orders required to be obtained by the Purchaser from, all courts, administrative agencies, governmental authorities or other third parties in connection with the consummation of the transactions described in this Agreement.

5.3 WAIVER. At any time prior to the Closing, either the Shareholders or the Purchaser, as the case may be, may extend the time for the performance of any of the obligations or other acts of the Purchaser or the Shareholders, as the case may be. Any agreement on the part of one set of parties hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed, in the case of corporations or partnerships, on behalf of such parties by duly authorised officers or general partners, as the case may be.

                                   ARTICLE VI

                    CONDITIONS TO CLOSING; CLOSING DELIVERIES

6.1 THE SHAREHOLDERS. The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement are subject, at the option of the Selling Shareholders, to the satisfaction or waiver of the following conditions:

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


    (a) All of the representations and warranties of the Purchaser set forth in this Agreement, as of the date of this Agreement shall be true and correct and all covenants to be performed by the Purchaser prior to Closing shall have been performed;

    (b) As of the Closing, no order, writ, injunction, or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement, and no action, suit or other proceeding shall be pending or threatened that has a reasonable likelihood or resulting in any such order, writ injunction or decree;

    (c) All documents and instruments required to be executed and delivered by the Purchaser as contemplated herein shall have been duly executed and delivered;

    (d) If pre-notification is required under the Competition Act of Canada (the "Competition Act"), then either (i) the Director of Investigation and Research (the "Director)) appointed under the Competition Act or any person authorised to exercise the powers and perform the duties of the Director shall have issued a certificate under Section 102 (i) of the Competition Act to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal established pursuant to the Competition Tribunal Act of Canada (the "Tribunal) under Section 92 of the Competition Act in respect of the transactions contemplated herein, or (ii) the appropriate time period specified in Section 123 of the Competition Act shall have expired and neither the Director, nor the Tribunal as authorised under the Competition Act, shall have taken or shall have indicate his or its intention to take, any action under the Competition Act, whether before or after the Closing, which could materially interfere with or detrimentally affect the transactions contemplated herein; and

    (e) If the transactions contemplated herein are reviewable under the Investment Canada Act, the Minister, as defined in the Investment Canada Act, shall have been satisfied or deemed to have been satisfied prior to the Closing Date (on terms and conditions satisfactory to the Agent) that the transactions contemplated herein are likely to be of "net benefit" to Canada.

    (f) The Purchaser shall have executed the Representation Letter required by the Securities Act of 1933 as amended , a sample of which is attached hereto as Schedule 6.1.

6.2 THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of the Purchaser, to the satisfaction or waiver of the following conditions:

    (a) All of the representations and warranties of the Selling Shareholders set forth in this Agreement, as of the date of this Agreement and as of the Closing Date shall be true and correct, all covenants to be performed by the Selling Shareholders prior to Closing shall have been performed, and there shall have been no material adverse change in or effects on the businesses of the Company and the Subsidiaries since the Balance Sheet Date, and the Purchaser shall have received a certificate to such effect executed by Messrs Turnbull and Asseltine;

    (b) As of the Closing, no order, writ, injunction or decree shall have been entered and be in effect that restrains, enjoins or invalidates, or otherwise materially adversely affects the transactions contemplated by this Agreement, and no action, suit or other proceeding shall be pending or threatened that has a reasonable likelihood or resulting in any such order, writ, injunction or decree;

    (c) The Purchaser shall have received certified corporate resolutions in form and substance satisfactory to the Purchaser and its counsel, of the Boards of Directors or the governing bodies of the Shareholders which are legal entities and the Company, authorising the Shareholders and the Company to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement;

    (d) The Purchaser shall have received, in form and substance satisfactory to the Purchaser and its counsel, evidence of the Shareholder's, the Company's and each of the Subsidiaries' due incorporation and good standing under the laws of their respective jurisdictions of incorporation;

    (e) The Purchaser shall have received a duly executed legal opinion dated as of the Closing Date of Messrs. Ross & McBride and Messrs. Harter, Secrest & Emery LLP respectively as to the Organisation, general authority, qualification and capitalisation of the Company and the Subsidiaries and as to compliance with SEC rules and regulatory bodies edicts.

    (f) The Purchaser shall have received stock certificates representing all of the outstanding Shares, duly endorsed in blank or accompanied by irrevocable stock powers duly endorsed in blank;

    (g) The Purchaser shall have received copies of all consents and approvals of third parties and all regulatory bodies or authorities, whether required contractually or by applicable law or otherwise, necessary for the execution, delivery and performance of this Agreement by the Shareholders and the Company and the continued operation of the businesses of the Company and the Subsidiaries;

    (h) The Purchaser shall have received the resignations, effective as of the Closing Date, of any officer or director of the Company or the Subsidiaries as may be requested by the Purchaser prior to the Closing Date, and evidence that the authority of all Persons designated by the Purchaser that are authorised to sign checks or withdraw funds from bank accounts of the Company or any Subsidiaries has been terminated;

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    (i) All documents and instruments required to be executed and delivered by third parties as contemplated herein, and all other documents and instruments reasonably requested by the Purchaser to be executed by the Shareholders and any third parties in connection herewith shall have been duly executed and delivered to the Purchaser by the Shareholders and such third parties;

    (j) Counsel to the Purchaser shall have been furnished with all such documents and instruments as it shall have reasonably requested in connection with the transactions contemplated in this Agreement;

    (k) The Principal Shareholders shall have provided the Purchaser with: (i) a copy of the certificates certified by the appropriate governmental agency of their respective jurisdictions of formation; (ii) a copy of all minute books, stock ledgers and corporate seals of the Company and each of or articles or incorporation of the Company and each of the Subsidiaries; and (iii) a certified copy of the bylaws of the Company and each of the Subsidiaries, as amended;

    (l) All other documents and instruments to be executed or delivered to the Purchaser pursuant hereto shall have been so executed or delivered;

    (m) If pre-notification is required under the Competition Act, then either
        (i) the Director appointed under the Competition Act or any person authorised to exercise the powers and perform the duties of the Director shall have issued a certificate under Section 102 (1) of the Competition Act to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the competition Tribunal under Section 92 of the Competition Act in respect of the transactions contemplated herein, or (ii) the appropriate time period specified in Section 123 of the Competition Act shall have expired and neither the Director, nor the Tribunal as authorised under the Competition Act, shall have taken, or shall have indicated his or its intention to take, any action under the Competition Act, whether before or after the Closing, which could materially interfere with or detrimentally affect the transactions contemplated herein;

    (n) If the transactions contemplated herein are reviewable under the Investment Canada Act, the Minister, as defined in the Investment Canada Act, shall have been satisfied or deemed to have been satisfied prior to the Closing Date (on terms and conditions satisfactory to the Purchasers) that the transactions contemplated herein are likely to be of "net benefit" to Canada; and

    (o) The Purchaser shall be reasonably satisfied that the transactions contemplated by this Agreement may be carried out as required in the United States of America without contravening any laws and that there are no material adverse Tax consequences to the Purchaser or to its parent or affiliated corporations or to the lenders providing the financing under the laws of the United States of America.

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    (p) The Selling Shareholders shall have executed the Representation Letter required by the Securities Act of 1933 as amended , a sample of which is attached hereto as Schedule 6.2.

                                   ARTICLE VII

                         TAX MATTERS; EMPLOYEE BENEFITS

7.1 TAXES.

    7.1.1 (a) For purposes of this Agreement, "Taxes" means all US, Canadian, state, provincial or local net or gross income, gross receipts, environmental, sales, use, real property gains or transfer, ad valorem, property, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts.

          (b) The Shareholders shall be liable for, and shall, pursuant to
          Article VIII hereof, indemnify the Purchaser and its Affiliates from,
          (1) any Taxes caused by or resulting from the sale of the Shares, including, without limitation, any state, provincial or local sales, use, transfer, documentary or similar type of Taxes arising from the transactions contemplated by this Agreement, (2) any Taxes (other than Taxes described in clause (1) above imposed on or incurred by the Company or the Subsidiaries for any taxable period ending on or before the Closing Date (or the portion, determined as described in Subsection 7.1.1 (d), of any such Taxes imposed on or incurred by the Company or the Subsidiaries for any taxable period beginning on or before and ending after the Closing Date that are allocable to the portion of such period occurring on or before the Closing Date (the "Pre Closing Date Period"), excluding (i) any such Taxes arising from any event occurring on the July 31, 1999, that is outside the ordinary course of the business of such corporation; (ii) any such Taxes that have been reflected as current accrued tax liabilities on the financial statements; (iii) any attorney's fees or other litigation costs incurred by the Purchaser, the Company, the Subsidiaries in connection with any payment from the Shareholder under this Subsection
          7.1 .1 (b); (iv) any Taxes payable as a result of any breach by the Shareholders of any representations set forth in this Agreement, and
          (v) for any Taxes imposed on the Purchaser, the Company or the Subsidiaries as a result of any payment from the Shareholders under this Subsection 7.1.1 (b).

          (c) The Purchaser shall be liable for, and shall, pursuant to Article VIII hereof, indemnify the Shareholders and their Affiliates from (i) any Taxes

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          imposed on or incurred by the Company or the Subsidiaries for which the Shareholders are not liable under Subsection 7.1.1 (b), and (ii) any attorney's fees or other litigation costs incurred by the Shareholders and their Affiliates in connection with any payment from the Purchaser under this Subsection 7.1.1 (c).

          (d) Whenever it is necessary for purposes of Subsections 7.1.1 (b) or
          7.1.1 (c) to determine the portion of any Taxes imposed on or incurred by the Company or any Subsidiary for a taxable period beginning on or before and ending after the Closing Date that is allocable to the period prior to the Pre- Closing Date Period, the determination shall be made, in the case of property or ad valorem Taxes or franchise Taxes (which are not measured by, or based upon, net income), on a per diem basis, and in the case of other Taxes, by assuming that the Pre-Closing Date Period constitutes a separate taxable period of the Company or such Subsidiary (and any partnerships in which either of them has an interest) and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to the Closing Date ratably on a per diem basis).

          (e) The Purchaser agrees to pay to the Shareholders any refund received (whether by payment, credit, offset or otherwise)after the Closing Date by the Purchaser or its Affiliates in respect of any Taxes for which the Shareholders are liable under Subsection 7.1.1
          (b), but only to the extent such refund has not been reflected as a receivable in the internal Financial Statements prepared for the Company and the Subsidiaries as of the Closing Date and does not result from the carryback of losses or credits from a taxable period of the Company and the Subsidiaries ending after the Closing Date. The Shareholders agree to pay to the Purchaser any refund received (whether by payment, credit, offset or otherwise) by the Shareholders or their Affiliates in respect of any Taxes for which the Purchaser is liable under Subsection 7.1.1(c). The Parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a Party or its Affiliate for the account of the other Party shall be paid to such other Party within ninety (90) days after such refund is received.

    7.1.2 RETURNS. All returns or reports that relate to any Taxes of the Company and the Subsidiaries (and any partnerships in which (a) the Company or any of the Subsidiaries owns an interest, and (b) the Company or any of the Subsidiaries has responsibility for preparing and filing partnership returns or reports) ("Tax Returns") with respect to periods that and prior to or on the Closing Date or include the Closing Date, and that are due after the Closing Date (taking into account any extension of time to file), shall be prepared and filed, or cause to be prepared and filed, by the Purchaser. The Shareholders and the Purchaser agree to consult and resolve in good faith any issues arising as a result of the review of previous years Statement and supporting

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


          workpapers and schedules by the Shareholders or their authorised representatives and to mutually consent to the filing of such Tax Return. In the event the Parties are unable to resolve any dispute within fifteen (15) days prior to the due date for filing of the Tax Return in question (including extensions), the Parties shall jointly request that a nationally recognised, independent public accounting firm (other than the Accountant) acceptable to the Shareholders and the Purchaser (the "Unrelated Accounting Firm") resolve any issue in dispute as promptly as possible. If the Unrelated Accounting Firm is unable to make a determination with respect to any dispute issue prior to the due date (including extensions) for filing the Tax Return in questions, then the Company or a Subsidiary may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the Shareholders' consent. Notwithstanding the filing of such Tax Return, the Unrelated Accounting Firm shall make a determination with respect to any disputed issue, and the amount of Taxes for which the Shareholders are liable pursuant to Subsection 7.1.1(b) shall be based upon the lower of (i) the Taxes shown on the Statement, and (ii) the Taxes for which the Shareholders are liable pursuant to Subsection 7.1.1(b) for the taxable period in question as determined by the Unrelated Accounting Firm. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by the Purchaser, on the one hand and the Shareholders, on the other.

    7.1.3 TAX PROCEEDINGS. In the event the Purchaser, the Company or any of their Affiliates receive notice (the "Proceeding Notice") of any examination, claim, adjustment, or other proceeding with respect to the liability of the Company or the Subsidiaries for Taxes for any period for which the Shareholders are or may be liable under Subsection 7.1.1(b), the Purchaser shall notify Messrs Turnbull and Asseltine in writing thereof (the "Purchaser Notice") no later than the earlier of (i) thirty (30) days after the receipt by the Purchaser or any of its Affiliates of the Proceeding Notice or (ii) ten days prior to the deadline for responding to the Proceeding Notice. As to any such Taxes for which the Shareholders are solely liable under subsection 7.1.1(b), the Shareholders shall be entitled at their sole expense to control the contest of such examination, claim, adjustment, or other proceeding, provided (a) the Shareholders notify the Purchaser in writing that they desires to do so no later than the earlier of (i) thirty (30) days after receipt of the Purchaser Notice or (ii) five (5) days prior to the deadline for responding to the Proceeding Notice and (b) the Shareholders may not, without the consent of the Purchaser, agree to any settlement that could result in an increase in the amount of Taxes for which the Purchaser is liable under Subsection 7.1.1(c). The Parties shall cooperate with each other and with their respective Affiliates, and will consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.1 .3. The Purchaser will provide, or cause to be provided, to the Shareholders necessary authorisations, including posers or attorney, to control any proceedings that the Shareholders are entitled to control pursuant to this Section 7.1.3.

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    7.1.4 PAYMENT OF TAXES All Taxes with respect to the Company and the
          Subsidiaries shall be paid by the Party that is legally responsible therefor. Any amount to which a party is entitled under this Article VII shall be paid in accordance with, and subject to the limitations set forth in Article VIII. Unless one or the other representation or warranty is proven to be false, the Shareholders shall remain responsible for the payment of taxes arising from pre-closing events until the expiration of the period of limitation with respect to the Company and its Subsidiaries in each jurisdiction where a tax filing is required to be made.

    7.1.5 CO-OPERATION AND EXCHANGE OF INFORMATION. The Purchaser, on the one hand, and the Shareholders on the other hand, will provide, or cause to be provided, to the other Party copies of all correspondence received from any taxing authority by such Party or its Affiliates in connection with the liability of the Company or the Subsidiaries for Taxes for any period for which such other Party is or may be liable under Subsections 7.1.1(b) or 7.1.1(c). The Shareholders shall assist the Purchaser in obtaining the consent of the partners in any tax partnership in which the Company or any of the Subsidiaries owns an interest to make (a) any elections in a return of the tax partnership that the Purchaser deems necessary, and (b) an allocation of tax partnership items in the manner described in Subsection 7.1.1(d). The Parties will provide each other with such co-operation and information as they may reasonably request of each other in preparing or filing any return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Taxes imposed on the Company and the Subsidiaries. The Purchaser on the one hand, the Shareholders on the other hand, will preserve and retain all returns, schedules, work papers and all material records or other documents relating to any such returns, claims, audits, or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments that may be required with respect to such periods under this Agreement, and shall make such documents available at the then current administrative headquarters of such Party to the other Party or any Affiliate thereof, and their respective officers employees and agents, upon reasonable notice and a reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Company or the Subsidiaries as they shall deem necessary. The Purchaser, on the one hand, and the Shareholders, on the other hand, further agree to permit representatives of the other Party or any Affiliate thereof to meet with employees of such Party on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section 7.1.5. The Purchaser, on the one hand, and the Shareholders, on the other hand, shall make available to the representatives of the other Party or any Affiliate thereof sufficient work space and facilities to perform the activities described in the two preceding sentences. Any information obtained pursuant to this
          Section 7.1.5 shall be kept confidential, except as may be otherwise necessary in connection with

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


          the filing of returns or claims for refund or in conducting any audit or other proceeding. Each Party shall provide the cooperation and information required by this Section 7.1.5 at its own expense.

    7.1.6 SURVIVAL OF OBLIGATIONS. The obligations of the Parties set forth in this Article VII shall remain in effect for the period specified in
          Article VIII hereof.

    7.1.7 POST-CLOSING ADJUSTMENTS. The Sellers and the Purchaser agree that any payment required by this Article VII shall be treated as a Post-Closing Adjustment for tax purposes.

                                  ARTICLE VIII

                            OBLIGATIONS AFTER CLOSING

8.1 SURVIVAL. Subject to the limitations outlined in paragraph 8.2, the representations and warranties set forth in this Agreement and the other documents, instruments and agreements executed and delivered in connection with this agreement and the covenants and agreements of the Parties in this Agreement and in the other documents, instruments and agreements executed and delivered in connection with this Agreement shall survive the Closing until the expiration of the statute of limitations with respect to an indemnification claim brought thereon under this Agreement. The periods of survival of the representations and warranties and of the covenants and agreements as provided in this Section 8 .1 are referred to herein as the "Survival Period". The liabilities of the Parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period. No claim for indemnification may be made with respect to any breach of any representation, warranty, covenant or agreement the applicable Survival Period of which shall have expired except to the extent that written notice of such breach shall have been given to the Party against which such claim is asserted on or before the date of such expiration.

8.2 INDEMNITY BY SHAREHOLDERS. Notwithstanding any disclosure in this Agreement (including the Schedules), or otherwise and except as set forth in Section 8.7 and subject to Section 8.8, from and after the Closing, the Shareholders, jointly and severally, shall indemnify, save and hold harmless, release and discharge the Purchaser, the Company, the Subsidiaries, their respective affiliates and their respective lenders, and all of their respective officers, directors, stockholders (other than the Shareholders), agents, representatives, consultants, employees and Affiliates, and all of their respective heirs, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") from and against any and all damages (including exemplary damages and penalties), charges or costs (including attorneys' fees and court costs) and other liabilities of any kind, including, without limitation, Environmental Liabilities (collectively referred to in this Agreement as "Damages"), as a result of, caused by, arising from, out of or in any manner connected with or based on (a) the breach of any covenant of any of the Shareholders or the failure by the Shareholders to perform any obligation of any of the Shareholders contained in this Agreement or in any of the Agreements, documents or instruments required to be executed and delivered by any of the Shareholders in connection with the transactions contemplated by this Agreement, (b)

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


any inaccuracy in or breach of any representation or warranty of the Shareholders under his Agreement or any agreement, document or instrument required to be executed and delivered by any of the Shareholders in connection with the Transactions contemplated in this Agreement, (c) all acts, omissions, events, conditions or circumstances involving or related to the assets, Properties, current or former employees, businesses or operations of the Company, any of the Subsidiaries or any of the respective predecessors (whether presently or previously owned or operated) commencing, occurring or existing on or prior to the Closing Date (including, without limitation, the effects thereof after the Closing Date), and (d) any Taxes that are the responsibility of the Shareholders under Article VII and particularly for greater clarity, (1) the responsibility of the Selling Shareholders with respect to any representation relating to title or ownership of shares will extend to thirty (30) years from the date the Purchaser is apprised of any default relating thereto; (2) the responsibility of the Principal Shareholders with respect to any representation relating to the title or ownership of any other asset of the Company or its Subsidiaries will extend to thirty (30) years from the date the Purchaser is apprised of any default relating thereto; (3) responsibility with respect to tax or environmental matters will be extinguished as and when the Company's and its Subsidiaries statutory liability is extinguished, and (4) with respect to other Representations and Warranties, the Principal Shareholders will remain liable for a period of two (2) years following the Closing Date.

8.3 INDEMNITY BY THE PURCHASER. Notwithstanding any disclosure in this Agreement, or otherwise, from and after the Closing Date, subject to Section 8.8, the Purchaser shall indemnify, save and hold harmless, release and discharge the Shareholders, their respective affiliates, and their respective officers, directors, stockholders, agents, representatives, consultants, employees and Affiliates, and all of their respective heirs, successors and permitted assigns (collectively, the "Shareholder Indemnified Parties") from and against any and all Damages as a result of, caused by, arising from, out of or in any manner connected with or based on (a) the breach of any covenant of the Purchaser or the failure by the Purchaser to perform any obligation of the Purchaser contained in this Agreement or in the agreements, documents or instruments required to be executed and delivered by the Purchaser in connection with the transactions contemplated in this Agreement, (b) any inaccuracy in or breach of any representation or warranty of the Purchaser under this Agreement or any agreements, document or instrument required to be executed and delivered by the Purchaser in connection with the transactions contemplated in this Agreement, (c) all acts, omissions, events, conditions or circumstances occurring from and after (but not on or prior to) the Closing Date and involving or related to the assets, Properties, employees, business or operations of the Company or any of the Subsidiaries and for which the Shareholders are not otherwise liable or responsible under the terms of Section 8.2 but only to the extent of Damages actually payable by such Shareholder, and (d) any Taxes that are the responsibility of the Purchaser under Article VII.

8.4 NOTICE As used in this Article VIII, the term "Indemnified Party" shall mean either an Shareholder Indemnified Party or any Purchaser Indemnified Party, as the case may be, which is asserting a claim for indemnity hereunder. Any Party against whom a claim for indemnification is asserted by an Indemnified Party pursuant to this Article VIII is referred to herein as an "Indemnifying Party". In the event that any Damages are asserted against or sought to be collected from an Indemnified Party by a Person who is not a Party, a Purchaser Indemnified Party or a Shareholder Indemnified Party (a "Third Party"), such Indemnified

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


Party shall give prompt notice to the Indemnifying Party of such event ("Claim Notice"). A Claim Notice shall specify, to the extent known by the Indemnified Party, the nature of and specific basis for any claim for Damages or the nature of and specific basis of any suit, action, investigation or proceeding set forth therein and the amount or the estimated amount thereof to the extent then practicable. Any failure on the part of any Indemnified Party to promptly provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party of such Party's obligation under this Article VIII only to the extent that the Indemnifying Party has been prejudiced by the lack of timely and adequate notice to the Indemnifying Party.

The Indemnifying Party shall have thirty (30) days from the delivery or receipt of a Claim Notice ("Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to the Damages claimed, and (ii) whether or not it desires to assume the defence of the Third Party claim, suit, action or proceeding identified in the Claim Notice; provided, however, that any Indemnified Party is hereby authorised during the Notice Period to file any motion, answer or other pleading that shall be necessary or appropriate to protect its interest or those of the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against any Damages, the Indemnifying Party shall have the right and obligation, at its sole cost and expense, to defend with counsel of its own choosing by all appropriate proceedings, which proceedings shall be properly and diligently settled or prosecuted to a final non appealable order of a court of competent jurisdiction; provided, however, that (i) the Indemnified Party shall at all times have the right, at its sole option and expense, to employ separate counsel and to participate fully in the defence, compromise or settlement thereof, and (ii) if the Indemnifying Party does not proceed diligently to defend the claim within thirty (30) days after personal delivery or receipt of a Claim Notice, the Indemnified Party shall have the right, but not the obligation, to undertake the defence of any such claim and the Indemnifying Party shall be bound by any defence or settlement that the Indemnified Party may make as to such claim. Upon its assumption of the defence of any such claim, the Indemnifying Party shall have full control of such defence and proceedings including any compromise or settlement thereof. If there is more than one Indemnifying Party, then all Indemnifying Parties must co-ordinate the defence of the Indemnified Party against any Damages so as not to adversely affect the Indemnified Party's right to a proper defence.

The Parties agree reasonably to cooperate with one another and their respective counsel in contesting any Damages and defending any Third Party claim (including granting reasonable access to the pertinent books, records and personnel in their possession or control, or in the possession or control of the Company or the Subsidiaries) or, if appropriate and related to the claim in question, in making (1) any counterclaim against the Third Party asserting the Damages, or
(2) any cross complaint against any Person.

Notwithstanding anything in this Section 8.4 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party (A) settle or compromise any action, suit or proceeding or consent to the entry of any judgement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect to such action, suit or proceeding or (B) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the Indemnified Party.

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


If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.4(a), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.4(a), but fails to diligently and promptly prosecute, defend or settle any third party claim, then the Indemnified Party shall have the right to defend, or compromise and settle at the sole cost and expense of the Indemnifying Party, the Third Party claim by all appropriate proceedings, which proceedings may be prosecuted by the Indemnified Party to a final nonappealable order of a court of competent jurisdiction or settled without the consent of the Indemnifying Party. The Indemnified Party shall have full control of such defense and proceedings.

In the event any Indemnified Party should have a claim for Damages against any Indemnifying Party hereunder that does not involve Damages being asserted against or sought to be collected from it by a Third party, the Indemnified Party shall send a Claim Notice (containing the same type of information set forth in Section 8.4(a) with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim for Damages, the amount of such Damages shall be conclusively deemed a liability of the Indemnifying Party hereunder.

8.5 PAYMENT OF DAMAGES Subject to Section 8.8, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds any amounts net from insurance proceeds or tax benefits if any, to which the Indemnified Party may become entitled by reason of the provisions of this Agreement, such payment to be made within five (5) days after any such amounts are finally determined either by mutual agreement of the Parties or pursuant to the final non-appealable judgement of a court of competent jurisdiction.

8.6 CONFLICT IN TERMS. To the extent Section 8.7 conflicts with other provisions of this Article VIII, Section 8.7 shall control.

8.7 PROCEDURES RESPECTING ENVIRONMENTAL MATTERS .

    8.7.1 An Indemnified Party who desires to assert a claim hereunder against an Indemnifying Party who desires to assert a claim hereunder against an Indemnifying Party with respect to an Environmental Matter shall give prompt written notice to the Indemnifying Party of the assertion of commencement of an Environmental Claim, Requirement of Environmental Law, or Environmental Permit proceeding, in respect of which indemnity is or may be sought hereunder; provided, however, that it is acknowledged that generally it will not be known whether a proceeding relating to an Environmental Permit may give rise to liability on the part of the Person or Person(s) until such proceeding has reached the draft permit stage; and provided further, that this notice requirement shall not apply to any claim, demand, investigation, action, suit or other legal proceeding in which an Indemnified Party and an Indemnifying Party are litigating claims against each other. The failure by any Indemnified Party to give such notice to any Indemnifying Party shall relieve such Indemnifying Party of its obligations

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


          under this Article VIII only if and to the extent that it has been prejudiced by the lack of timely and adequate notice.

    8.7.2 After the notice provided for in Section 8.7.1 has been given, the Shareholders and the Purchaser, shall meet in due course to decide whether to arrange for the selection of legal counsel, which may be inside or outside, for any Environmental Claim, Requirement of Environmental Law, or Environmental Permit proceeding in respect of which indemnity is or may be sought hereunder.

    8.7.3 Subject to Section 8.8, the Purchaser shall have the right to collect, on a current basis, all out of-pocket costs and expenses arising from or relating to any matter for which the Shareholders are obligated to indemnify the Purchaser Indemnified Parties under Section 8.2. If it cannot be determined whether, or to what extent, the obligation to indemnify attaches to the Shareholders under Section 8.2, the Shareholders and the Purchaser each shall pay on a current basis, subject to Section 8.8, one-half of all out-of-pocket costs and expenses arising from or related to any Environmental Claim, Environmental Permit proceeding, or Requirement of Environmental Law in respect of which indemnity is or may be sought hereunder. Upon the final settlement or determination of the responsibility for the payment thereof or the amount of any such payment, such out-of-pocket costs and expenses shall be reapportioned between the Shareholders and the Purchaser in accordance with such final settlement or determination and pursuant tot heir respective obligations under this
          Section 8.7. If and to the extent that a party ("Under- Contributing Party") is ultimately determined to be liable for a greater part of the out-of-pocket costs and expenses than it contributed on a current basis, and the other party ("Over-Contributing Party") has paid such greater amount, then the Under-Contributing Party shall promptly pay to the Over- Contributing Party the amount of such deficiency, together with simple interest thereon from the date or dates of non-payment or underpayment, as appropriate, until the date of payment at an annual rate (calculated on the basis of a 365-day year) equal to the lesser of (a) the prime rate of interest announced by The Royal Bank of Canada and in effect from time to time plus five percent or
          (b) the maximum non-usurious rate of interest permitted by applicable law.

    8.7.4 Any Purchaser Indemnified Party or Shareholder Indemnified Party that is a party to any Environmental Claim or that could incur liability under any Environmental Claim, Requirement of Environmental Law, or Environmental Permit shall have the right, at its option and expense, to participate, through counsel or otherwise, in all meetings and proceedings with adverse parties or governmental authorities pertaining to such Environmental Claim, Requirement of Environmental Law or Environmental Permit; provided, however, that this participation right shall not apply to any confidential meeting in connection with a claim, demand, investigation, action, suit or other legal proceeding in which the Indemnified Party and any Indemnifying Party are litigating claims against each other; and provided further, that the

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


          Indemnifying Party shall not settle or compromise any such Environmental Claim of liability under any Environmental Claim, Requirement of Environmental Law, or Environmental Permit without the Indemnified Party's prior written consent thereto, unless the terms of such settlement or compromise discharge and release the Indemnified Party from any and all liabilities, obligations and restrictions thereunder.

    8.7.5 Neither an Indemnifying Party nor any Indemnified Party shall take any action or make any communication which, in the reasonable belief or such Party, would have a material effect on the resolution or outcome of any Environmental Claim, Requirement of Environmental Law, or Environmental Permit proceeding or would lead to the filing of an Environmental Claim against any other Party, provided, however, that this notice requirement shall not apply to any claim, demand, investigation, action, suit or other legal proceeding in which the Indemnified Party or any Indemnified Party is making or litigating claims against each other. The failure by any Party to give such notice to any other Party shall relieve such other Party or Parties of its or their obligations under this Article VIII if and to the extent that it has been prejudiced by the lack of timely and adequate notice.

    8.7.6 No Indemnified Party or Indemnifying Party shall make or permit the making of any disclosure, publication or use of any information, documents or other materials concerning any other Party furnished to it pursuant to this Section 8.7; provided, however, that such Party may disclose, publish or use any such information, documents or other materials if and to the extent that the disclosure, publication or use thereof is previously authorised in writing by such other Party or is required by law or is necessary or appropriate in connection with the proceeding; and provided further, that in any case where the disclosure, publication or use of any such information, documents or other materials is or may be required by law, such Party shall notify the other Party in advance so that it may avail itself of such measures as may be available for protecting the confidentiality thereof; and provided further, that this confidentiality requirement shall not limit the right of the Purchaser, the Company, any of the Subsidiaries, or any of their successors or permitted assignees to disclose, publish or use any such information, documents or other materials furnished by the Shareholders to their prospective lenders, underwriters, placement agents, and equity participants and their respective representatives, advisers, consultants, appraisers, auditors engineers and other experts, provided that the Purchaser, the Company, any of the Subsidiaries, or any such successor or permitted assignee causes such other persons to execute and deliver a confidentiality agreement with respect to such information, documents and other materials in form and substance satisfactory to the Agent.

    8.7.7 If any Indemnifying Party acknowledges in writing that it is responsible under this Article VIII for any potential liability to governmental authorities or third parties arising from any Environmental Claim, Requirement of Environmental Law, or Environmental Permit, the Indemnified Party shall

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          assist the Indemnifying Party in any reasonable manner to satisfy such liability so long as the Indemnifying party honours its indemnity obligations hereunder.

    8.7.8 The Shareholders shall cause the Company and the Subsidiaries to take all actions necessary to comply with all applicable Requirements of Environmental Law concerning the transfer of the Shares, including, without limitation, the filing of all required notices and reports with respect to the Environmental Permits. Prior to the Closing Date, the Shareholders shall notify the Purchaser of any notices or reports required from the Purchaser in connection with the Environmental Permits, and the Purchaser shall cooperate in promptly providing such notices or reports.

8.8 THRESHOLDS AND LIMITATIONS.

    8.8.1 THRESHOLD. Notwithstanding any provision of this Article VIII to the contrary, the Principal Shareholders shall not have any indemnity obligation under this Article VIII, and the Purchaser shall not have any indemnity obligation under this Article VIII, unless with respect

    - to any single claim the aggregate amount of Damages for which the Principal Shareholders or the Purchaser, as the case may be, would be liable thereunder exceeds US$25,000, at which time the Purchaser or the Principal Shareholders, as the case may be, shall have the obligation to indemnify the other party with respect to all Damages incurred by it, including, without limitation, the first $25,000 in Damages.

    - to several unrelated claims the aggregate amount of Damages for which the Principal Shareholders or the Purchaser, as the case may be, would be liable thereunder exceeds US$100,000 at which time the Purchaser or the Principal Shareholders, as the case may be, shall have the obligation to indemnify the other party with respect to all Damages incurred by it, including, without limitation, the first $100,000 in Damages.

    For greater clarity, the parties have agreed however that

    - there shall be no threshold with respect to any taxation issue (ie. that is, if $1.00 is due, $1.00 can be claimed) and the total liability of the Principal Shareholders cannot exceed the Purchase Price, the Principal Shareholders to be jointly and severally liable for any amount that becomes payable to the Purchaser up to that amount.

    8.8.2 EFFECT OF THE LIMITATIONS The thresholds and limitations contained in this Section 8.8 on the indemnity obligations of the Shareholders and the Purchaser under this Article VIII shall not apply to any Post-Closing Adjustments payable pursuant to Article I.

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                                   ARTICLE IX

                                   TERMINATION

9.1 GROUNDS FOR TERMINATION Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated and abandoned by either (a) the Purchaser or (b) the Shareholders, acting in unanimity, pursuant to a written notice to the other Party or Parties, if (i) the other Party or Parties has breached any representation, warranty or covenant contained in this Agreement in any material respect, and after receiving notice of such breach, the Party or Parties in breach has not cured the breach within fifteen (15) days after the notice of breach is received, or (ii) the Closing shall not have occurred by 11:59 p.m. (EST on July 30, 1999 (the "Termination Date") or such other date as the Parties shall have agreed in writing to be the Termination Date.

9.2 EFFECTS OF TERMINATION. If this Agreement is terminated as permitted by
Section 9.1, such termination shall be without liability to any Party hereto, except that, if this Agreement is terminated pursuant to Section 9.1.2. due to a breach of this Agreement by a Party of Parties, such Party or Parties shall remain liable for any and all damages arising from such breach as provided for under 5.4 of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

10.1 NOTICE. Any notice provided for by this Agreement and any other notice, demand or communication that any Party may wish to send to any other shall be in writing and delivered in person, by messenger, telecopy or overnight delivery service or sent by registered or certified mail, first-class postage prepaid, return receipt requested in a properly sealed envelope, and addressed to the Party for which such notice, demand or communication is intended at such Party's address as set forth below:

     If the Shareholders:

            To the address opposite their respective names on Schedule 1 attached hereto.

     If to the Purchaser:

            Mr. Camille Cotran
            Densigraphix Kopi inc.
            220 boul. Industriel
            Boucherville, Quebec J4B 2X4

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


     With a copy to:

            Mme Lucie Fournier
            Grou La Salle & Associes
            750 boul. Marcel-Laurin, Suite 390
            Saint-Laurent, (Quebec) H4M 2M4

Any address or name specified above may be changed by a notice given by the addressee to the other parties in accordance with this Section 10.1.

Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or upon receipt as set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or the rejection or other refusal to accept any notice, demand or other communication as of the date of such inability to deliver or the rejection of refusal to accept.

10.2 FURTHER ASSURANCES. Each Party to this Agreement shall at any time and from time to time after the date hereof, upon the reasonable request by the other Parties to this Agreement and without further consideration, execute and deliver such instruments of transfer or other documents and take such further action as may be reasonably required in order to convey, transfer, assign and deliver to the Purchaser any of the Shares or to perfect any other undertaking or consummate or implement the transactions contemplated by this Agreement.

10.3 ASSIGNABILITY None of the Shareholders shall assign this Agreement, in whole or in part, without the prior written consent of the Purchaser. Except as expressly permitted by this Section 10.3, the Purchaser shall not assign this Agreement, in whole or in part, without the prior written consent of Shareholders. The Purchaser may assign its rights under this Agreement and under other closing documents without the consent of the Shareholders to (i) any direct or indirect Affiliate of the Purchaser, or (ii) any financial institution(s) or their Affiliates as required pursuant to any existing or future financial arrangements. In addition, upon foreclosure or sale in lieu of foreclosure or deed in lieu of foreclosure or deed by or to any such financial institutions or their Affiliates, the warranties, representations, obligations, agreements and indemnities of the Shareholders in this Agreement and in other documents contemplated by this Agreement will inure to the benefit of such financial institutions (or their Affiliates) or any such purchaser or grantee. Any assignment made or attempted in violation of this Section 10.3 shall be void and of no effect.

10.4 BINDING EFFECT. This Agreement and all other agreements, documents and instruments referred to herein and contemplated hereby shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.

10.5 SECTIONS, ARTICLES AND SCHEDULES. All Sections and Articles referred to in this Agreement are sections and articles of this Agreement and all Schedules referred to in this Agreement are schedules attached to this Agreement, which are hereby incorporated into this Agreement in their entirety.

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10.6 ENTIRE AGREEMENT. This Agreement and the Schedules attached to this
Agreement and any documents delivered pursuant to this Agreement constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter of this Agreement and supersede any and all prior agreements. Except as otherwise specifically provided in this Agreement, no conditions, usage or trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the Shareholders and the Purchaser, and no modification shall be effected by the acknowledgement or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Information disclosed within a schedule is deemed to be disclosure with respect to all elements and requirements of the Agreement.

10.7 HEADINGS Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

10.8 CONTROLLING LAW AND JURISDICTION. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by, and this Agreement shall be governed by, and this Agreement shall be construed in accordance with, the laws of the State of New York.

10.9 NO THIRD PARTY BENEFICIARIES. Except as set forth in Article VIII or
Section 10.3, no Person not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

10.10 AMENDMENTS AND WAIVERS. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision of this Agreement, or waiver of any breach or default or of any right or remedy in this Agreement or otherwise available, shall be effective for any purpose unless specifically set forth in a writing signed by the Party or Parties to be bound thereby. The waiver of any right or remedy in respect of any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion. Failure of a Party to exercise any right shall not be deemed a waiver of such right or rights in the future.

10.11 PUBLIC STATEMENTS. The Purchaser and each of the Shareholders, agree to cooperate on the timing and substance of any public announcement or statement with respect to the transactions contemplated in this Agreement. The Purchaser and each of the Shareholders agree to obtain the consent of each other prior to issuing any such public announcement or statement, which consent shall not be unreasonably withheld, except as may be necessary in the opinion of counsel of Purchaser to meet the requirements or regulations of any applicable law or Material Contract.

10.12 KNOWLEDGE. Where any statement in this Agreement made by any Party is qualified by any reference to "knowledge" of the such Party, such qualification means that such Party has made due inquiry and investigation into the subject matter of the representation or

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statement being made and, if applicable, into the business, affairs and operations of any applicable entity, and such Party has no reason to believe that the representations and statements so qualified are untrue.

10.13 MODIFICATION AND SEVERABILITY. If a court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable, then such provision shall be modified automatically to the extent necessary to make such provision fully enforceable. If such court does not modify any such provision as contemplated in this Section 10.13, but instead declares it to be wholly illegal, invalid or unenforceable, then such provision shall be severed from this Agreement, and such declaration shall in no way affect the legality, validity and enforceability of the other provisions of this Agreement to which such declaration does not relate. In this event, this Agreement shall be construed as if it did not contain the particular provision held to be illegal, invalid or unenforceable, the rights and obligations of the Parties hereto shall be construed and enforced accordingly, and this Agreement otherwise shall remain in full force and effect.

10.14 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.15 DEFINITION OF "AFFILIATE" "CONTROL". The term "Affiliate" means, with respect to a specified Person, a Person which, directly or indirectly, controls, is controlled by or is under common control with such specified Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

10.16 CONFIDENTIALITY. Following the Closing, the Shareholders shall keep confidential and not disclose to any Person (other than their attorneys, accountants and advisers) or use (except in connection with transactions contemplated by this Agreement, the preparation of tax returns and proceedings relating to Taxes) any non-public information relating to the businesses or operations of the Company, any Subsidiary or the Purchaser. This Section 10.16 shall not be violated by disclosure of information that, (a) at the time of disclosure is publicly available or becomes publicly available through no act of omission of a Person having a confidentiality obligation under this Section 10.16, (b) is disclosed to such Person by a third party that did not acquire the information under an obligation of confidentiality, (c) is independently acquired by such Person as a result of work carried out by such Person to whom no disclosure of such information has been made, (d) is disclosed as reasonably required in connection with a proceeding to enforce or defend a party's rights, or defend against a party's alleged liabilities, under this Agreement, or (e) is disclosed as required by court order or as otherwise required to comply with the provisions of any law.

At all times should the Closing not occur, the Purchaser shall keep confidential and not disclose to any Person (other than the Purchaser Representatives) or use (except in connection with the transactions contemplated by this Agreement) any non-public information obtained by the Purchaser from the Shareholders, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement. At all times

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should the Closing not occur, the Company, the Subsidiaries, and the
Shareholders shall keep confidential and not disclose to any Person (other than directors, officers, employees, lenders, attorneys, accountants and advisers) or use (except in connection with the transactions contemplated by this Agreement) any non-public information obtained by the Company, any Subsidiary or the Shareholders from the Purchaser in connection with the transactions contemplated in this Agreement

10.17 NO EMPLOYEE RIGHTS. Nothing in this Agreement expressed or implied shall confer upon any employee of the Company, any Subsidiary, the Purchaser, or any other employee or legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall change the employment as will status of any employee of the Purchaser, the Company or any Subsidiary.

10.18 COVENANT NOT TO COMPETE .

The Principal Shareholders, without the express written consent of the Purchaser, shall not, directly or indirectly, for such Principal Shareholder's own account or for such Principal Shareholder's children or for the account of others as an officer, director, stockholder, investor, owner, partner, employee, promoter, consultant, manager, adviser or otherwise, participate in the promotion, financing, ownership or management of, any business that offers any of the same products or services offered by, or pursues any business activities pursued by, the Purchaser, the Company or any of its Subsidiaries as of the Closing Date provided, however, that notwithstanding the foregoing, a Principal Shareholder may own up to 5% of the outstanding publicly-held securities of a publicly-held corporation as a passive investment so long as such Principal Shareholder does not participate in the management or control of such corporation. In addition, each Principal Shareholder hereby agrees not to compete, not to solicit in any manner any business from any Person who is a customer of the Purchaser, the Company or any Subsidiary as of the Closing Date, who was at any time during the two (2) year period preceding the Closing Date a customer of the Purchaser, the Company or any Subsidiary, or who becomes a customer of the Purchaser, the Company or any Subsidiary if such business involves providing any of the same or similar products or services as are offered by the Purchaser, the Company or any Subsidiary at any time after the Closing Date. For greater clarity, the Principal Shareholders, without the express written consent of the Purchaser shall not, directly or indirectly, for such Principal Shareholder's own account or for such Principal Shareholder's children or for the account of others as an officer, director, stockholder, investor, owner, partner, employee, promoter, consultant, manager, adviser or otherwise, participate in the promotion, financing, ownership or management of Sel-Drum Australia.

Tracy Turnbull and Wayne Turnbull, without the express written consent of the Purchaser, for a period of three years after the Closing Date, shall not, directly or indirectly, for their own account or for the account of their children or for the account of others as an officer, director, stockholder, investor, owner, partner, employee, promoter, consultant, manager, adviser or otherwise, participate in the promotion, financing, ownership or management of, any business that offers any of the same products or services offered by, or pursues any business activities pursued by, the Purchaser, the Company or any of its Subsidiaries within North America. The main terms and conditions of a three-year contract to be offered by the Purchaser to Tracy Turnbull and Wayne Turnbull are attached hereto as Schedule 10.18,

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Debbie Whitfield, Steve Turnbull, Shane Turnbull and Brett Turnbull, without the express written consent of the Purchaser, for a period of two years after the Closing Date, shall not, directly or indirectly, for their own account or for the account of their children or for the account of others as an officer, director, stockholder, investor, owner, partner, employee, promoter, consultant, manager, adviser or otherwise, participate in the promotion, financing, ownership or management of, any business that offers any of the same products or services offered by, or pursues any business activities pursued by, the Purchaser, the Company or any of its Subsidiaries within North America.

         (a) In the event of breach of the covenant not to compete as set forth above by any Shareholder, it is understood and agreed that the Purchaser shall be entitled to injunctive relief as well as any and all other applicable remedies at law and in equity available to the Purchaser. If a court of competent jurisdiction should declare this covenant not to compete unenforceable, in whole or in part, due to any unreasonable restriction of duration and/or geographical area, then the Purchaser and each Shareholder hereby acknowledge and agree that such a court of law or equity shall have the express authority of the Parties to this Agreement to reform this covenant not to compete to a reasonable restriction and/or to grant the Purchaser any and all other relief, at law or in equity, reasonably necessary to protect the interests of the Purchaser. Each Shareholder expressly covenants and acknowledges that such Shareholder considers this restrictive covenant reasonable.

         (b) In the event any Shareholder becomes or remains an employee of the Purchaser, the Company or any Subsidiary and enters into a non-competition agreement with the Purchaser, the Company or any Subsidiary in connection with such employment, the terms of such non-competition agreement shall supersede this Section 10.18 as it relates to such Shareholder.

         10.19 OTHER EXPENSES. Except as otherwise set forth in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, each Party to this Agreement shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect. No such expenses shall be borne by the Company or the Subsidiaries.

         10.20 FORM OF PAYMENT. All payments hereunder, including, without limitation, the payment of the Post-Closing Adjustments, shall be made in US dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions of this Agreement provide otherwise, shall be made available on the date such payment is due.

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


         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

DENSIGRAPHIX KOPI INC.                      C. COTRAN HOLDING INC.
Per:                                        Per:

 /s/ Camille Cotran                           /s/ Camille Cotran
-------------------------------------       ------------------------------
Camille Cotran, President                   Camille Cotran, President
Address: 220, boul. Industriel Blvd.        Address: 220, boul. Industriel Blvd.
         Boucherville, Quebec                        Boucherville, Quebec
         J4B 2X4                                     J4B 2X4

 /s/ Robert Asseltine                         /s/ Brian Turnbull
-------------------------------------       ------------------------------
Robert Asseltine (personally)               Brian Turnbull (personally)

 /s/ Robert Asseltine
-------------------------------------       547118 ONTARIO LIMITED
Robert Asseltine                            Per:

 /s/ Brian Turnbull                           /s/ Brian Turnbull
-------------------------------------       ------------------------------
Brian Turnbull                              Brian Turnbull, President
                                            Address: 238 Sunray Road
Jointly & Severally as attorneys for:                Oakville, Ontario
Geraldine Asseltine                                  L6L 3R6
Steve Turnbull
Tracy Turnbull
Debbie Whitfield
Wayne Turnbull                                    ROSS & McBRIDE
Shane Turnbull                              Per:
Brett Turnbull
Alex Green                                    /s/ Peter R. Tice
Estate of Bonnye Jeanane Green              ------------------------------
Dennis Hack                                 Peter R. Tice
Keith Bird                                  (As Trustee for the receipt of funds
                                            from the Purchaser)

                               INDEX OF SCHEDULES


*1.0              Common Stock Shareholders

*1.1.2            Inventory and Equipment Write-Offs

*3.1.2            Organization of the Company

*3.1.3            Organization of Subsidiaries

*3.2.1            Capitalization of the Company

*3.2.3            Capitalization of Subsidiaries

*3.4              Consents

*3.6.1            Real Estate and Personal Property

*3.7              Intellectual Property

*3.9              Employee Benefit Plans

*3.10             Material Contracts

*3.12             Officers, Directors and Employees

*3.14             Financial Statements

*3.16             Taxes

*3.17             Obsolete Inventory

*3.19             Environmental Matters

*3.21             Specific Obligations

*3.24             Other Disclosures

*10.18            Covenant Not to Compete


* OMITTED SCHEDULES

UPON WRITTEN REQUEST, SEL-DRUM INTERNATIONAL, INC. WILL PROVIDE COPIES OF ANY OF THE REFERENCED OMITTED SCHEDULES.